Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

EAGLE PHARMACEUTICALS, INC.
(as “Buyer”),

ARSIA THERAPEUTICS, LLC

(the “Seller”),

ARSIA THERAPEUTICS, INC.
(the “Company”),

AMY SCHULMAN

(solely in her capacity as “Seller Representative”),

AND

The Parties that execute the Joinder Agreements

(the “Equityholder Indemnitors”)

November 10, 2016

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

v

(CONTINUED)

Exhibits and Annexes

Exhibit A	Form of Stock Power
Exhibit B	Form of Consulting Agreement
Exhibit C	Form of Offer Letter
Exhibit D	Form of Joinder Agreement
Exhibit D-1	Form of Joinder Agreement for Closing Share Recipients
Exhibit E	Form of Non-Solicitation Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Form of Confidentiality Agreement

Annex I	Closing Share Recipients
Annex II	Closing Balance Sheet Sample Calculations
Annex III	Form of Invention and Non-Disclosure Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 10, 2016, is by and among Eagle Pharmaceuticals, Inc., a Delaware corporation (“Buyer”); Arsia Therapeutics, LLC a Delaware limited liability company (“Seller”); Arsia Therapeutics, Inc., a Delaware corporation and wholly owned subsidiary of Seller (the “Company”); in her capacity as representative of the Seller, Amy Schulman (the “Seller Representative”); and each person that executes a Joinder Agreement (as defined herein) in the form of Exhibit D/Exhibit D-1 (the “Equityholder Indemnitors”).  Buyer, Seller, the Company, the Seller Representative and the Equityholder Indemnitors are sometimes collectively referred to herein as the “Parties.”  Any defined terms not otherwise defined in a particular section shall have the meanings set forth in ARTICLE 11.

WHEREAS, the Shares constitute all of the issued and outstanding capital stock of the Company;

WHEREAS, the Seller is willing to sell to Buyer and Buyer is willing to purchase from the Seller all of the Seller’s right, title and interest in and to the Shares, on the terms and subject to the conditions set forth herein;

WHEREAS, the Equityholder Indemnitors, as the holders of membership interests in the Seller and as the ultimate recipients of a substantial portion of the Purchase Price paid to Seller, will indemnify Buyer for certain representations and warranties of the Company, Seller Representative and Seller as set forth in this Agreement; and

WHEREAS, to induce Buyer to enter into this Agreement, (i) each of the Key Consultants has accepted an offer of a consulting position with the Buyer and executed and delivered a consulting agreement substantially in the form attached hereto as Exhibit B (collectively, the “Consulting Agreements”), effective as of the Closing Date (as defined below), (ii) the Key Employee has accepted an offer of employment with the Buyer and executed and delivered an offer letter substantially in the form attached hereto as Exhibit C (the “Offer Letter”), effective as of the Closing Date, and (iii) each of the Closing Share Recipients has executed and delivered to the Buyer an Accredited Investor Questionnaire that indicates that such Closing Share Recipient is an accredited investor and the Buyer determines that such Closing Share Recipient is, in fact, an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1                               Purchase and Sale of the Shares; Purchase Price.  On the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Seller hereby irrevocably sells, transfers and assigns to Buyer, and Buyer hereby purchases from Seller, the Shares, free and clear of all Liens.

1.2                               The Closing.  The consummation of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Cooley LLP, 500 Boylston Street, Boston, MA 02116, commencing at 10:00 a.m. local time on the date that all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived, or such other date or time as may be mutually agreeable to the Parties (the “Closing Date”).

1.3                               Purchase Price.  The “Purchase Price” payable by the Buyer for the Shares means the following consideration:

(a)                                 Subject to Section 1.10 below, a number of shares of Buyer Common Stock (rounded up to the nearest share) (the “Closing Consideration Shares”) equal to $2,740,728 divided by the Buyer Trading Price at Closing (the “Equity Consideration”); and

(b)                                 $27,259,272 (the “Closing Cash Purchase Price”); plus the Cash Amount; minus the full amount of Company Indebtedness as of the Closing Date; minus the Transaction Expenses not otherwise paid prior to the Closing Date; minus the Expense Holdback, which Buyer shall pay to the Seller Representative (the sum of the foregoing, the “Adjusted Closing Cash Purchase Price”).

1.4                               Additional Payments.

(a)                                 Milestone Payments.  Buyer shall pay to the Seller, in accordance with this Section 1.4, the following payments (each, a “Milestone Payment”) upon achievement of the following milestones (each, a “Milestone”) by Buyer or its Affiliates or licensees (provided, however, that no Milestone Payment shall be due or payable unless the corresponding Milestone occurs prior to the seven-year anniversary of the Closing Date (the “Milestone Termination Date”)):

(i)                                    an amount equal to $11,000,000 upon the Successful Completion of GLP Toxicology Studies for a Product (the “GLP Milestone”);

(ii)                                an amount equal to $11,000,000 upon agreement with the FDA or EMA of the proposed content of a BLA/MAA with respect to a Product that contains sufficient information for a complete regulatory review, consistent with the requirements of applicable regulatory guidance requiring only the successful completion of a safety and toxicity study, relying on the efficacy data supporting the reference listed drug. For the avoidance of doubt, the intent is to develop an approvable application that does not require a full BLA/MAA, but is able to rely on a bridging study from one form of delivery to another (the “Safety Milestone”);

(iii)                            an amount equal to $15,000,000 upon acceptance for filing by the FDA or EMA of the first BLA/MAA with respect to a Product that follows the regulatory strategy described in the Safety Milestone (the “BLA Milestone”); and

(iv)                             an amount equal to $11,000,000 upon the issuance of a U.S. patent or patents covering pharmaceutical formulations suitable for subcutaneous administration in a human which includes a viscosity-lowering agent and a protein.  The protein would encompass a class of proteins, e.g., antibodies or enzymes.  The patent or patents shall cover two or more viscosity-lowering agents disclosed by Intl. Publ. No. WO2015/038818 or included in a claim in the preliminary amendment in U.S. Patent Application Serial No. 14/484,160 titled “Liquid Protein Formulations Containing Viscosity-Lowering Agents” (the “Patent Milestone”). For purposes of clarity, the claim shall cover the technology as a platform, and a claim covering a specific protein with a specific viscosity-lowering agent is not sufficient.

(b)                                 For the avoidance of doubt, Buyer shall pay to the Seller the applicable Milestone Payment in the manner described below after the first occurrence of such applicable Milestone with respect to a Product.  For clarity, each Milestone Payment is payable only once; no Milestone Payment shall be payable for subsequent or repeated achievements of such Milestone with one or more of the same or different Products.  Each of the Milestone Payments shall be non-refundable.  In the event that the BLA Milestone is achieved, and a Milestone Payment with respect to the GLP Milestone or Safety Milestone has not been made by Buyer, then Buyer shall pay the Seller such unpaid Milestone Payments with respect to the GLP Milestone and the Safety Milestone along with its payment for the BLA Milestone.

(c)                                  Payment Procedures.  Subject to Section 1.10 below, any Milestone Payment shall be payable at the Seller’s sole election in cash, in a number of shares of Buyer Common Stock equal to the amount of such Milestone Payment divided by the Buyer Trading Price, or a combination of both.  The Seller shall have five (5) Business Days after receipt of the Milestone Notice pursuant to Section 1.4(f)(ii) to provide written notice of its election as to the form of consideration payable (the “Consideration Notice”).  In the event the Seller shall fail to provide the Consideration Notice within such five (5) Business Day period, the Seller shall be deemed to have elected to receive cash in respect thereof.  In the event that a Milestone Payment is due, then Buyer shall, as soon as practicable and in no event more than thirty (30) Business Days following the date the Milestone Notice is required to be given pursuant to Section 1.4(f)(ii), deliver or cause to be delivered to the Seller for further distribution to the Seller Equityholders such number of shares of Buyer Common Stock (which shall be in non-certificated book-entry form) and/or an amount of cash in U.S. dollars sufficient to be issued and paid in connection with such Milestone Payment, as applicable.  Notwithstanding the foregoing, (i) prior to receiving any portion of a Milestone Payment in shares of Buyer Common Stock, (w) the Seller must execute and deliver to the Buyer an Accredited Investor Questionnaire that indicates that the Seller is an accredited investor and the Buyer in its sole discretion must determine the Seller is, in fact, an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), (x) the Seller must execute and deliver to the Buyer a Confidentiality Agreement (a “Confidentiality Agreement”) in the form attached hereto as Exhibit H; (y) the Seller must provide customary representations to the Buyer to facilitate the Buyer Common Stock being issued in reliance upon an exemption from registration under the Securities Act and (z) the Seller must execute and deliver a lock-up agreement in the form attached hereto as Exhibit F; (ii) prior to the Seller distributing any Buyer Common Stock to the Seller Equityholders and as a condition to Buyer re-registering the Buyer Common Stock in the name of the applicable Seller Equityholders (w) each Seller Equityholder receiving Buyer Common Stock must execute and deliver to the Buyer an Accredited Investor

Questionnaire that indicates that such Seller Equityholder is an accredited investor and Buyer in its sole discretion must determine such Seller Equityholder is, in fact, an “accredited investor,” (x) each such Seller Equityholder must execute and deliver a Confidentiality Agreement to the Buyer and (y) the Seller and each such Seller Equityholder must provide customary representations to the Buyer to facilitate the Buyer Common Stock being re-registered in the name of the applicable Seller Equityholders in reliance upon an exemption from registration under the Securities Act and (iii) the Seller may elect to have Buyer issue any shares of Buyer Common Stock payable in connection with a Milestone Payment directly to Seller Equityholders (in accordance with their respective Pro Rata Shares) (such election to be included in the Consideration Notice) that are Accredited Equityholders and that, within five (5) Business Days of the delivery of the applicable Consideration Notice, have (w) signed and delivered a Confidentiality Agreement to the Buyer and (x) provided Buyer with customary representations to facilitate the Buyer Common Stock being issued in reliance upon an exemption from registration under the Securities Act.

(d)                                 Diligence.  Buyer shall, and shall cause its Affiliates and licensees, as applicable, to, (i) act in good faith and use Commercially Reasonable Efforts to achieve the Milestones, where “Commercially Reasonable Efforts” means such best efforts as are typically used by a similarly-situated pharmaceutical company with respect to the development and commercialization of prescription pharmaceutical products of similar commercial potential at a similar stage in product lifecycle, taking into consideration the safety and efficacy of such product, its competitiveness compared to alternative third party products, the proprietary position of the product (including scope and duration of relevant patents), the scope, timing and likelihood of regulatory approval, the regulatory status of the product, whether the product is subject to a clinical hold, recall or market withdrawal, and the anticipated reimbursability and pricing of the product, and (ii) refrain from taking any action in bad faith or without reasonable basis which is intended to prevent, or the primary effect of which is to prevent, the realization of the achievement of any of the Milestones.

(e)                                  Acceleration of Milestone Payments.  Prior to the Milestone Termination Date, (i) one hundred percent (100%) of all Milestone Payments, to the extent not already achieved, shall become due and payable upon the occurrence of a Buyer Acceleration Event and (ii) fifty percent (50%) of all Milestone Payments, to the extent not already achieved, shall become due and payable upon the occurrence of an Executive Acceleration Event (together with a Buyer Acceleration Event, an “Acceleration Event”).  For clarity, (x) if a Milestone Payment has been accelerated under clause (i) or (ii) above, then such Milestone Payment shall no longer be subject to acceleration under any other Acceleration Event, and (y) if there is a Sale of Buyer, then all Acceleration Events shall terminate and the Milestone Payments shall not be subject to acceleration.  After the occurrence of an Acceleration Event, upon the actual achievement of each Milestone that was subject to acceleration pursuant to this Section 1.4(e), the remaining unpaid portion of the applicable Milestone Payments shall become due and payable.  Notwithstanding the foregoing, no acceleration of the Milestone Payments will occur with respect to a Milestone upon the occurrence of an Acceleration Event if at the time of such Acceleration Event, Buyer, without breaching is obligations pursuant to Section 1.4(d), has determined not to pursue the achievement of such Milestone.

(f)                                   Reporting; Records.

(i)                                    From and after the Closing Date and until the earlier of (i) payment of the final Milestone Payment or (ii) such time as the Buyer is no longer required to be pursuing the Milestones (the “Reporting Period”), Buyer shall provide the Seller Representative, within forty-five (45) days following January 1 and July 1 of each calendar year, with reasonably detailed semiannual reports of the status of efforts to achieve the Milestones (the “Semi-Annual Reports”).  The Seller Representative may disclose each such report (including its analysis thereof) to the Seller Equityholders or her Representatives, so long as each such Person receiving any such report (or analysis thereof) is subject to a professional obligation of confidentiality or reasonable confidentiality obligations with (x) Buyer and (y) the Seller Representative with respect thereto.  Once per calendar year during the Reporting Period and within thirty (30) days after receipt of a Semi-Annual Report, Buyer shall, and shall cause its Affiliates to, provide to the Seller Representative and her Representatives, on behalf of the Seller Representative, reasonable access to the working papers regarding the Milestones or a Semi-Annual Report and to any other books and records and to appropriate personnel, during regular business hours and on reasonable advance notice, to the extent reasonably requested and necessary for the Seller Representative to verify the accuracy of a Semi-Annual Report, including written materials reasonably requested by the Seller Representative and if the Seller Representative has inquiries regarding the status of activities described in a Semi-Annual Report, the Seller Representative may request a meeting with representatives of Buyer to discuss such report, and Buyer shall promptly make available for such a meeting (which may be held via telecommunication (telephone, video, or web conferences)) the relevant employees or representatives responsible for the activities set forth in such Semi-Annual Report.

(ii)                                With respect to the achievement of any of the Milestones, Buyer shall provide written notice to the Seller Representative of such occurrence no later than ten (10) Business Days after the occurrence thereof (the “Milestone Notice”).

(iii)                            During the Reporting Period, to the extent consistent with the manner in which it maintains its other comparable books and records, Buyer shall, and shall cause its Affiliates and licensees to, keep accurate books and records relating to efforts to achieve the Milestones, and Buyer shall obtain from such licensees reasonable copies of such books and records.  Such records shall be maintained for a period of two (2) years following the end of the period during which Buyer is required to achieve the Milestones.

(g)                                 The parties acknowledge and agree that the Milestone Payments are part of the aggregate Purchase Price that is payable to the Seller in exchange for the Shares in accordance with this Agreement.  The parties will treat payments of the Milestone Payments for U.S. federal and applicable state income tax purposes consistent with such treatment and as payments eligible for installment sale reporting pursuant to Section 453 of the Code.  The parties acknowledge and agree that: (i) if and to the extent any Milestone Payment is actually paid to the Seller, interest may be imputed on such amount payable as required by Sections 483 or 1274 of the Code, and (ii) the Seller shall be required to report as interest income, and Buyer shall be entitled to deduct as interest expense, to the extent permitted by applicable law, the imputed interest amount described in preceding clause (i).

(h)                                 Any dispute arising out of the interpretation of this Section 1.4, including with respect to whether a Milestone has been achieved or whether Buyer has complied or is complying with its obligations under this Section 1.4, which the Parties are unable to timely resolve shall be referred to the Chief Executive Officer of Buyer (or any successor with comparable responsibilities) and the Seller Representative. The Chief Executive Officer of Buyer (or such successor) and the Seller Representative will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss the dispute and use their good faith efforts to promptly resolve such dispute.  If such dispute is not resolved by such Persons within fifteen (15) days after such dispute is referred to such Persons, then any such dispute shall be resolved in accordance with Section 12.14.

(i)                                    In the event of the dissolution of the Seller, any action to be taken by the Seller pursuant to this Section 1.4 shall be taken by the Seller Representative.

1.5                               Actions at the Closing.  At the Closing:

(a)                                 the Company and Seller shall deliver to Buyer the various certificates and documents referred to in ARTICLE 7;

(b)                                 Buyer shall deliver to the Company and Seller the various certificates and documents referred to in ARTICLE 8;

(c)                                  the Buyer shall issue the Closing Consideration Shares (which shall be in non-certificated book-entry form) to the Seller Equityholders set forth on Annex I (the “Closing Share Recipients”);

(d)                                 the Buyer shall pay the Adjusted Closing Cash Purchase Price calculated in accordance with Section 1.3(b) to the Seller in cash by wire transfer of immediately available funds in accordance with the wire instructions provided by the Seller to the Buyer at least two (2) Business Days prior to the Closing.

(e)                                  the Seller shall surrender to Buyer the certificate(s) representing the Shares (the “Certificates”) together with a completed stock power in the form attached hereto as Exhibit A (a “Stock Power”);

(f)                                   Buyer shall pay to each holder of Company Indebtedness, the amount required to satisfy in full those elements of the Company Indebtedness to such party as of the Closing Date under the agreements and in the amounts set forth on Schedule 1.5(f); and

(g)                                 Buyer shall pay to the Seller Representative the Expense Holdback, which amount shall be held by the Seller Representative and disbursed to the Seller in accordance with Section 1.8(b).

1.6                               Additional Action.  The Buyer may, at any time after the Closing, take any action, including executing and delivering any document, in the name and on behalf of the Company, in order to consummate the transactions contemplated by this Agreement.

1.7                               Legends.  The Buyer Common Stock pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.  Until the resale by Seller or the Seller Equityholders of their Buyer Common Stock has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Buyer Common Stock issued to the Seller and the Seller Equityholders shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE OR BOOK ENTRY POSITION HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE OR BOOK ENTRY POSITION ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR TWELVE MONTHS FOLLOWING THE EFFECTIVE DATE OF THEIR ISSUANCE PURSUANT TO A [LOCK-UP/JOINDER] AGREEMENT, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY. A COPY OF THE [LOCK-UP/JOINDER] AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY AND MAY BE OBTAINED UPON WRITTEN REQUEST OF THE SECRETARY OF THE CORPORATION.”

Buyer agrees to cooperate in a timely manner with the Seller Equityholders holding Buyer Common Stock received pursuant to this Agreement to remove any restrictive legends or similar transfer instructions from such Buyer Common Stock upon the registration of such Buyer Common Stock or in the event that such Buyer Common Stock is otherwise transferable pursuant to an exemption from registration otherwise required thereunder.

1.8                               Seller Representative.

(a)                                 The execution of this Agreement or the Joinder Agreement shall constitute irrevocable and unconditional approval of the appointment by the Seller and each of the Equityholder Indemnitors of the Seller Representative under the terms set forth herein as Seller’s and each Equityholder Indemnitor’s true and lawful agent, proxy and attorney-in-fact.  Pursuant to such appointment, the Seller Representative shall be authorized to act on behalf of the Seller and each Equityholder Indemnitor, as applicable, to (i) take all action necessary or appropriate in connection with the defense and/or settlement of any claims for which the Seller and Equityholder Indemnitors may be required to indemnify Buyer pursuant to ARTICLE 9, (ii) give and receive all notices required to be given under this Agreement (iii) take all necessary or appropriate actions relating to the Tax matters set forth in Section 12.3 hereof, (iv) execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Seller and each of the Equityholder Indemnitors; (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Seller and the Equityholder Indemnitors; (vi) amend or waive any terms and conditions of this Agreement providing rights or benefits to the Seller and Equityholder Indemnitors (other than the payment of the Purchase Price in accordance with the terms hereof and in the manner provided herein); (vii) take any and all additional action as is contemplated to be taken by or on behalf of the Seller and Equityholder Indemnitors by the terms of this Agreement; and (viii) administer the defense and/or settlement of any disputes regarding any Purchase Price Adjustment pursuant to Section 1.9 below.  The Seller Representative shall not be responsible to the Seller and any Equityholder Indemnitor for any loss or damage the Seller and any Equityholder Indemnitor may suffer by reason of the performance by the Seller Representative of its duties under this Agreement, other than loss or damage arising from intentional misconduct or bad faith in the performance of such duties.  The Equityholder Indemnitors shall indemnify and hold harmless the Seller Representative from and against all liabilities, losses, costs, damages or expenses (including attorneys’ and accountants’ fees) incurred or suffered by the Seller Representative (including in connection with any action brought or otherwise initiated by any Equityholder Indemnitor) arising out of or otherwise resulting from any action taken or omitted to be taken by the Seller Representative under this Agreement, other than such liabilities, losses, costs, damages or expenses arising out of or resulting from the intentional misconduct or bad faith of the Seller Representative.

(b)                                 An amount equal to $100,000 (the “Expense Holdback”) will be delivered to the Seller Representative and retained and disbursed by the Seller Representative pursuant to this Section 1.8(b).  The Seller Representative shall hold the Expense Holdback as an administrative convenience for the sole benefit of the Seller Representative, the Seller and the Equityholder Indemnitors.  Buyer shall not have any right, title or interest in the Expense Holdback.  The Seller Representative shall use the Expense Holdback solely to pay after the Closing Date any costs or expenses relating to the transactions contemplated hereby that are the responsibility of the Seller and/or Equityholder Indemnitors hereunder.  Upon the Seller Representative’s determination, in her sole discretion, that no further costs or expenses shall be incurred by the Seller and/or Equityholder Indemnitors, the Seller Representative shall disburse any remaining amounts of the Expense Holdback to the Seller.  Upon deposit of the Expense Holdback with the Seller Representative, for Tax purposes Buyer shall be deemed to have paid Seller the Expense Holdback and then Seller shall be deemed to have voluntarily contributed such amount to the Expense Holdback held by the Seller Representative.

(c)                                  The Seller Representative hereby agrees to do such acts, and execute further documents, as shall be reasonably necessary to carry out the provisions of this Agreement.

(d)                                 The Seller Representative may resign at any time by giving five (5) days’ notice to Buyer, the Company and the Equityholder Indemnitors (at their addresses last known to the Seller Representative), which resignation shall be effective immediately upon the delivery of such notice.  The Equityholder Indemnitors holding a majority in interest of the limited liability company interest of Seller held by all Equityholder Indemnitors may terminate the Seller Representative by a written instrument delivered to the Seller Representative, Buyer and the Company.  Upon resignation or termination of the Seller Representative, her successor who shall serve and exercise the powers of the Seller Representative hereunder shall be appointed by a written instrument signed by Equityholder Indemnitors holding a majority interest of the limited liability company interest of Seller held by all Equityholder Indemnitors and delivered to Buyer, the Company and the other Equityholder Indemnitors.  Upon resignation or termination, the Seller Representative shall promptly arrange the transfer of any remaining amount of the Expense Holdback amount to its successor.

(e)                                  After the Closing, any notice given to the Seller Representative will constitute notice to the Seller and each and all of the Equityholder Indemnitors at the time notice is given to the Seller Representative. After the Closing, any action taken by, or notice or instruction received from, the Seller Representative will be deemed to be action by, or notice or instruction from, the Seller and each and all of the Equityholder Indemnitors.  Except as otherwise contained herein, after the Closing, Buyer and the Company will disregard any notice or instruction received from any one or more individual Equityholder Indemnitors, unless such Equityholder Indemnitor is the Seller Representative.

(f)                                   Buyer and its Affiliates (including, after the Closing, the Company) shall be entitled to rely on the appointment of the Seller Representative and treat such Seller Representative as the duly appointed attorney-in-fact of the Seller and the Equityholder Indemnitors and as having the duties, power and authority provided for in this Agreement.  None of Buyer or its Affiliates (including, after the Closing, the Company) shall be liable to the Seller or any Equityholder Indemnitor for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Seller Representative.

(g)                                 The Seller and each Equityholder Indemnitor further agrees that the Seller Representative (i) shall not incur any liability to the Seller or any Equityholder Indemnitor for acting or omitting from acting in such capacity if in doing so it acts or omits to act upon advice of counsel or otherwise acts or omits to act in good faith, (ii) shall not incur any liability for acting or omitting from acting in such capacity in the absence of its gross negligence or willful misconduct and (iii) may act or omit to act upon any instrument or signature believed by it to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or document believed by it to be authorized has been authorized to do so.

1.9                               Purchase Price Adjustment.

(a)                                 Estimated Closing Balance Sheet and Estimated Closing Statement.  Not less than three (3) Business Days before the Closing Date, the Company shall prepare and deliver to Buyer an estimated balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date, prepared in accordance with GAAP, in a manner consistent with the draft balance sheet included on Annex II (the “Estimated Closing Balance Sheet”), together with a statement setting forth the detailed calculation of the estimated Company Indebtedness, the estimated Cash Amount and the estimated Transaction Expenses (collectively, the “Estimated Closing Statement”). The Purchase Price payable at Closing shall be calculated using the estimated Company Indebtedness, the estimated Transaction Expenses, and the estimated Cash Amount.

(b)                                 Closing Balance Sheet and Closing Statement.  Not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a balance sheet of the Company as of the close of business on the date immediately prior to the Closing Date, prepared in accordance with GAAP, in a manner consistent with the draft balance sheet included on Annex II (the “Closing Date Balance Sheet”), together with a statement setting forth the Company Indebtedness, Cash Amount and Transaction Expenses (the “Closing Statement”). Upon request, Buyer shall provide the Seller Representative with all reasonable supporting documentation in connection with such calculations.  The Seller Representative shall have thirty (30) days after delivery of the Closing Date Balance Sheet and Closing Statement to notify Buyer in writing that the Seller Representative disputes the Closing Date Balance Sheet or the Closing Statement, and if no such notice is given within such time period, the Closing Date Balance Sheet and the Closing Statement shall conclusively be deemed final.  If the Seller Representative disputes any of the calculations in the Closing Date Balance Sheet or the Closing Statement, Buyer and the Seller Representative shall use commercially reasonable efforts to reconcile such disputes and reach agreement on a final Closing Date Balance Sheet and Closing Statement.  In the event Buyer and the Seller Representative are unable to reach agreement on a final Closing Date Balance Sheet and Closing Statement within thirty (30) days following the Seller Representative’s delivery of the dispute notice (the “Resolution Period”), then Buyer and the Seller Representative shall submit the remaining issues in dispute to the Independent Accountant, which firm shall resolve such dispute within thirty (30) days following its appointment, based on the terms of this Agreement and on a single submission of written documents and materials by each of Buyer and the Seller Representative.  The Independent Accountant shall have sole authority to interpret accounting terms and definitions pertaining to the resolution of the dispute between Buyer and the Seller Representative arising under this Section 1.9(b); provided, however, that the Independent Accountant shall not make any other legal interpretations and shall only review those unresolved items and amounts specifically set forth in and objected to in the dispute notice.  Buyer and the Seller Representative shall cooperate with the Independent Accountant in all respects, including providing the Independent Accountant with all reasonable supporting documentation, in addition to the single submission of written documents and materials, used in preparation and review of their calculations of the Closing Date Balance Sheet and the Closing Statement.  The determination of the disputed amounts in the Closing Date Balance Sheet and Closing Statement by the Independent Accountant shall be final and binding upon the Parties.  The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the disputed items as originally submitted to the Independent Accountant.  For example, should the disputed items total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Seller Representative, 60% of the costs of the Independent Accountant’s review would be borne by Buyer and 40% of the costs of the Independent Accountant’s review would be borne by the Seller Representative.

(c)                                  Purchase Price Adjustment.  Subject to the resolution of all disputes, if any, regarding the final Closing Date Balance Sheet and final Closing Statement in accordance with Section 1.9(b) above:

(i)                                    to the extent that the Cash Amount as reflected in the final Closing Date Balance Sheet is (i) less than the estimated Cash Amount, then the Purchase Price will be decreased on a dollar-for-dollar basis by the amount of such deficiency, or (ii) greater than the estimated Cash Amount, then the Purchase Price will be increased on a dollar-for-dollar basis by the amount of such excess (such deficit or excess, as applicable, the “Closing Cash Purchase Price Adjustment”);

(ii)                                if any of the Company Indebtedness or Transaction Expenses (as set forth in the final Closing Statement) differ from the estimated amounts thereof set forth in the Estimated Closing Statement, the Purchase Price shall be recalculated using such final figures in lieu of such estimated figures (such recalculations, are referred to herein as a “Company Indebtedness Purchase Price Adjustment” and a “Transaction Expenses Purchase Price Adjustment,” respectively, and the net amount of such adjustments together with a Closing Cash Purchase Price Adjustment, as a “Purchase Price Adjustment”).  Any Purchase Price Adjustment resulting in a decrease to the Purchase Price shall be paid by Seller and/or the Equityholder Indemnitors (in accordance with their respective Pro Rata Shares), severally and not jointly, to Buyer within five (5) Business Days after such final determination by wire transfer of immediately available funds, provided, that, the Seller Representative may elect to pay some or all of such excess amount out of the Expense Holdback.  Any Purchase Price Adjustment resulting in an increase to the Purchase Price shall be paid in cash by the Buyer to the Seller within five (5) Business Days after such final determination by wire transfer of immediately available funds; and

(iii)                            notwithstanding the foregoing, there shall be no adjustment to the Purchase Price based on the adjustments contemplated in this Section 1.9(c) unless the aggregate amount of such adjustment is at least $25,000 in either direction.

1.10                        Stock Issuance Limitations.  Notwithstanding any other provision of this Agreement to the contrary, Buyer shall in no event be required to issue any Buyer Common Stock to the Seller or the Seller Equityholders in connection with the transactions described herein to the extent that such issuance (i) in the aggregate constitutes, or is convertible into, Buyer Common Stock that constitutes greater than 19.9% of the common stock or voting power of Buyer outstanding as of the date of this Agreement prior to the issuance of the Equity Consideration, (ii) would constitute a change of control under NASDAQ Stock Market Listing Rules, or (iii) would otherwise trigger a shareholder approval requirement under NASDAQ Stock Market Listing Rules (calculated, in each case, in accordance with Section 13 of the Exchange Act, as amended, and the rules and regulations promulgated thereunder), except in each case, with the prior approval of Buyer’s stockholders.

1.11                        Withholding.  Buyer, the Company and the Seller Representative, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer, the Company and the Seller Representative, as the case may be, is required to deduct or withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or non-U.S. Tax Law.  To the extent that amounts are so deducted or withheld, such amounts shall be timely paid over to the appropriate Governmental Entity by the Buyer, the Company or the Seller Representative, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer, the Company, or the Seller Representative, as the case may be, made such deduction or withholding.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that, except as set forth in the disclosure schedule delivered by the Company to Buyer (the “Disclosure Schedule”), the statements contained in this ARTICLE 2 are true and correct as of the date of this Agreement and the Closing Date.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 2, and any disclosure, qualification or exception made on any particular numbered section of the Disclosure Schedule shall also be deemed made on each other section of such schedule to the extent that it is reasonably apparent on the face of such disclosure that such deemed disclosure, qualification or exception would be applicable.  For purposes of this ARTICLE 2, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of Robert Langer, Alexander Klibanov, Amy Schulman and Alan Crane after due inquiry of the appropriate responsible employees of the Company and consultants of the Company that have provided services within the year prior to the date of this Agreement.

2.1                               Organization and Standing.  The Company is duly organized, validly existing and in good standing under the Laws of Delaware.  The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct the Business.  The Company is duly qualified and in good standing to do business in those jurisdictions listed on Section 2.1 of the Disclosure Schedule and in all other jurisdictions except where any failure of the Company to be so qualified and in good standing would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.  The Company has made available to Buyer complete and accurate copies of its certificate of incorporation and bylaws, as amended to date and presently in effect (the “Company Organizational Documents”).  The Company is not in default under, or in violation of, any provisions of the Company Organizational Documents.  Section 2.1 of the Disclosure Schedule sets forth a true and complete list of the names and titles of the directors and officers of the Company.

2.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 1,000 shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), all of which are issued and outstanding and are owned by the Seller.  Section 2.2(a) of the Disclosure Schedule sets forth the capitalization of the Company as of the date of this Agreement, including the identity of each holder of capital stock of the Company and the number and class or series of capital stock held by each.  All outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and, to the knowledge of the Company, beneficially owned, by the Persons as set forth in Section 2.2 of the Disclosure Schedule, and such shares were not issued in violation of any pre-emptive or similar rights created by statute, the Company Organizational Documents or any agreement to which the

Company is a party or by which the Company is bound.  None of the issued and outstanding shares of capital stock of the Company has been issued in violation of the Securities Act or of any other applicable securities or other Law of any jurisdiction.  Except as set forth in Section 2.2(a) of the Disclosure Schedule, there is no Liability for dividends accrued or declared and unpaid by the Company to any stockholder of the Company.

(b)                                 The Company does not have any shares of Common Stock reserved for issuance under any equity incentive plan, no shares are subject to outstanding options and no shares were issued pursuant to the exercise of options.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, agreements or other contracts or commitments of any kind (contingent or otherwise) to which the Company is a party or by which it is bound that could require or obligate the Company to issue, sell, or otherwise cause to become issued or sold, any of its capital stock or other securities.

(c)                                  Except as set forth in Section 2.2(c) of the Disclosure Schedule, (i) there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws; (ii) there are no preemptive rights or other similar rights in respect of any capital stock or other securities of the Company; and (iii) there are no voting trusts, proxies or other agreements to which the Company, or, to the knowledge of the Company, any stockholder of the Company or other Person, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company.

(d)                                 Except as set forth in Section 2.2(d) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other equity interest of the Company, and there are no stock-appreciation rights, security-based performance units, “phantom” stock or other similar agreements, arrangements or commitments of a similar nature (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the financial performance, stock price performance or other value of the Company or calculated in accordance therewith.

2.3                               Subsidiaries.  The Company currently has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.  Except as set forth on Schedule 2.3 of the Disclosure Schedule, the Company has not had any subsidiaries nor did it own or control, directly or indirectly, any shares of capital stock of any other any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

2.4                               Authority to Execute and Perform Agreements.

(a)                                 The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no other vote or consent is needed to approve the this Agreement or the transaction contemplated hereby.  Assuming due authorization, execution and delivery by Buyer, this Agreement, when duly executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)                                 The board of directors of the Company, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way (the “Company Board Approval”), has approved this Agreement.

2.5                               Noncontravention.  Neither the execution, delivery and performance by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) violate or constitute a breach of any provision of the Company Organizational Documents, (b) except as set forth in Section 2.5 of the Disclosure Schedule, require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.5 of the Disclosure Schedule, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under any Material Agreement, (d) result in the imposition of any Liens (other than Permitted Liens) upon any of the assets or properties of the Company, or (e) violate any Order, Permit or Law applicable to the Business, the Company or any of its properties or assets.

2.6                               Litigation.

(a)                                 Except as set forth in Section 2.6(a) of the Disclosure Schedule, there is no Litigation pending, or, to the knowledge of the Company, threatened, against the Company or any of its assets or properties.  There is no Litigation pending, or, to the knowledge of the Company, threatened, against the Seller, by reason of the Seller’s ownership of capital stock of the Company, or any of the directors, officers or employees of the Company in his or her capacity as such.  Except as set forth in Section 2.6(a) of the Disclosure Schedule, there is no Litigation by the Company pending or threatened against any third party with respect to the Business.  There are no Orders against the Company, or to the knowledge of the Company, against the Seller or any director or officer of the Company in his or her capacity as such.  To the knowledge of the Company, there are no material disputes with vendors, present or former employees, consultants, equityholders or optionholders of the Company or the Seller.  Neither the Company nor, to the knowledge of the Company, Seller or any of the officers or directors of the Company (in their capacity as such), is in material default under or with respect to any Order.  Except as set forth in Section 2.6 of the Disclosure Schedule, to the knowledge of the Company, there is no fact, event or circumstance that is reasonably expected to give rise to any Litigation that would be required to be set forth in Section 2.6(a) of the Disclosure Schedule if currently pending or threatened.

(b)                                 Section 2.6(b) of the Disclosure Schedule sets forth all Litigation that (i) to the knowledge of the Company, involved the Company since January 1, 2010, and (ii) is no longer pending (the “Prior Actions”).  All of the Prior Actions have been concluded in their entirety and the Company does not or will not have any Losses with respect to the Prior Actions. All such Losses with respect to Prior Actions have been accrued or otherwise disclosed in the Company Financial Statements.

2.7                               Financial Statements.  Section 2.7 of the Disclosure Schedule sets for a complete and accurate copy of each of: (a) the unaudited balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2015 (the “Company Balance Sheet Date”) and the related income statements and statements of cash flows for the fiscal year then ended; (b) the unaudited balance sheets of the Company at December 31, 2013 and December 31, 2014 and the related income statements and (other than for the period ended December 31, 2013) statements of cash flows for the fiscal year then ended (the “2013 and 2014 Financial Statements”) and (c) the unaudited balance sheet of the Company at September 30, 2016 (the “Company Interim Balance Sheet Date”) and the related income statement and statement of cash flows for the nine-month period then ended (the “Company Interim Financial Statements” and, collectively with the Company Balance Sheet and the related statements and the 2013 and 2014 Financial Statements, the “Company Financial Statements”). The Company Financial Statements are in accordance with the books and records of the Company, present fairly in all material respects the financial condition, results of operations and cash flows of the Company at the dates indicated, and have been prepared in accordance with past practice consistently applied. The Company Financial Statements reflect in all material respects the consistent application of past practice throughout the periods involved, including recognition of revenue and expenses, and contain and reflect adequate and specific reserves, which are consistent with previous reserves taken, for all reasonably anticipated losses and costs and expenses.  The Company has never entered into, nor engaged in, any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of the Regulation S-K promulgated by the SEC).

2.8                               Absence of Undisclosed Liabilities; Indebtedness.  The Company does not have any Liabilities, except for (a) Liabilities specifically disclosed in Section 2.7 or Section 2.8 of the Disclosure Schedule; (b) Liabilities which have arisen since the Company Interim Balance Sheet Date in the ordinary course of business and consistent with past practice and not in violation of Section 2.9 below and which are not material in amount; (c) Liabilities incurred under this Agreement and the transactions contemplated hereby as set forth in Section 2.8 of the Disclosure Schedule; (d) executory obligations set forth in a Material Agreement disclosed in Section 2.14 that have not yet matured or become due and payable and do not result from a default or breach of any such Material Agreement; or (e) Liabilities that are individually or in the aggregate less than $200,000.  Except for Indebtedness specifically reflected in Section 2.8 of the Disclosure Schedule, the Company does not have any material Indebtedness outstanding as of the date of this Agreement.  The Company is not in default with respect to any such Indebtedness or any instrument relating thereto.

2.9                               Absence of Changes.  Except as set forth in Section 2.9 of the Disclosure Schedule or as otherwise contemplated by this Agreement, since the Company Interim Balance Sheet Date, the Company has conducted its Business only in the ordinary course in a manner consistent with past practices in all material respects.  As amplification and not in limitation of the foregoing, except as otherwise contemplated by this Agreement, since the Company Interim Balance Sheet Date, there has been:

(a)                                 no event or fact that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(b)                                 no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the Company’s capital stock by the Company or by any other Person;

(c)                                  no waiver of any valuable right of the Company under any Material Agreement;

(d)                                 no loan by the Company to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor, or the engagement by the Company in any transaction with any employee, officer, director or security holder of the Company, other than the payment of compensation to employees in the ordinary course of business and consistent with past practice and advances to employees in the ordinary course of business for travel and similar business expenses and consistent with past practice;

(e)                                  no material increase or decrease, direct or indirect, in the compensation paid or payable to any officer, director or employee of the Company, except as required by Law, in accordance with existing agreements or in the ordinary course of business and consistent with past practice;

(f)                                   no material loss, destruction or damage to any property or assets of the Company, whether or not insured;

(g)                                 no labor disputes or union organizing campaign involving the Company;

(h)                                 no acquisition, license or disposition of any material portion of the Company’s assets, including the Intellectual Property owned by the Company (or any contract or arrangement therefor), otherwise than for fair value in the ordinary course of business.

(i)                                    no Liens imposed or created on any of the assets or properties of the Company, except for Permitted Liens;

(j)                                    no assignment, termination, or material modification or amendment of any Material Agreement, except for any termination, modification or amendment made in the ordinary course of business consistent with past practice;

(k)                                 no notice to the Company that any Material Agreement to which the Company was or is a party has been breached, repudiated or terminated or will be breached, repudiated or terminated, or for which any party other than the Company has made a complaint, demand or claim against the Company for an amount in excess of $5,000 based on such agreement;

(l)                                    no entering into, adoption or material modification of any employment or similar contract, or any increase in the salary or other compensation of any employee, officer or director of the Company, or any increase in or addition of a benefit to any employee, officer or director, other than in the ordinary course of business and consistent with past practice;

(m)                             no bonus, payment or distribution by the Company or any Affiliate of the Company to any employee, officer, director or consultant of the Company other than (i) in the ordinary course of business and consistent with past practice and (ii) Change of Control Payments set forth in Section 2.9(m) of the Disclosure Schedule;

(n)                                 no material change in any of the accounting principles adopted by the Company, or any change in the Company’s accounting policies, procedures, practices or methods (including Tax accounting methods) with respect to applying such principles, other than as required by applicable Law;

(o)                                 no adoption, revocation or modification of any Tax election of the Company has been made, and no income or other material Tax Return of the Company has been filed except in the ordinary course of business consistent with past practice;

(p)                                 no termination of any employee of the Company or, to the knowledge of the Company, any expression of intention by any employee to terminate employment with the Company, including, without limitation, planned or contemplated retirements;

(q)                                 no cancellation or forfeiture of any material debts or claims of the Company or any waiver of any rights of material value to the Company;

(r)                                  no settlement or compromise of any material Tax Liability of the Company, no entry into any material agreement with any taxing authority (or any other Governmental Entity) regarding the Company’s Liability for Taxes, no amendment of an income or other material Tax Return of the Company or filing of a claim for refund of Taxes previously paid by or on behalf of the Company, no consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes of the Company, and no entering into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(s)                                   no issuance by the Company of any shares of its capital stock or debt security or any security, right, option or warrant convertible into or exercisable or exchangeable for any shares of its capital stock or debt security;

(t)                                    no write-off of any accounts receivable or notes receivable of the Company or any portion thereof in excess of $5,000 individually or $50,000 in the aggregate, or any sale or assignment of any account or note;

(u)                                 no commencement of any Litigation by or, to the knowledge of the Company, against the Company;

(v)                                 no amendment to the Company Organizational Documents;

(w)                               no capital expenditure, purchase or commitment that will still be outstanding or in process at the Closing in excess of $25,000 or series of capital expenditures, purchases or commitments that will still be outstanding or in process in excess of $50,000 in the aggregate;

(x)                                 no incurrence of Indebtedness;

(y)                                 no audit by any Governmental Entity or receipt of notice (written or, to the knowledge of the Company, verbal) from any regulatory agency of an audit, with respect to the business or facilities of or used by the Company;

(z)                                  no settling of a legal dispute or proceeding involving the Company;

(aa)                          no adoption of a plan of liquidation, dissolution, merger, consolidation or other reorganization; and

(bb)                          no agreement, understanding or authorization (in writing, or to the knowledge of the Company, verbal), for the Company to take any of the actions specified in this Section 2.9.

2.10                        Taxes.

(a)                                 For purposes of this Agreement, (i) “Tax Return” means any return, declaration, report, claim for refund, information return or statement, and any schedule, attachment or amendment thereto, filed or required to be filed with any taxing authority (or any other Governmental Entity) in connection with the determination, assessment, collection, payment, refund or credit of any Tax and (ii) “Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, including all income, profits, capital gain, excise, real or personal property, sales, use, value added, ad valorem, withholding, social security, employment, unemployment, minimum, estimated, severance, escheat, transfer, gross receipts, license, stamp, premium, customs duties, disability, registration, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise or other tax of any kind whatsoever, imposed by any taxing authority (or any other Governmental Entity), together with any interest, penalties, fines or additions to tax relating thereto.

(b)                                 All Tax Returns required to be filed on or before the date of this Agreement by or with respect to the Company have been filed within the time and in the manner prescribed by Law and all such Tax Returns are true, complete and correct in all material respects. All Taxes owed or required to be paid by the Company, whether or not shown on any Tax Return, have been paid or will be adequately accrued for in accordance with GAAP on the Estimated Closing Balance Sheet.

(c)                                  There are no Liens with respect to Taxes upon any of the assets or properties of the Company, other than Permitted Liens.

(d)                                 No audit or administrative or judicial Tax proceeding is pending or is being threatened in writing with respect to the Company.  No deficiency for any Taxes has been proposed in writing against the Company, which deficiency has not been paid or accrued in full.  The Company has not applied for a ruling relating to Taxes from any taxing authority (or any other Governmental Entity).

(e)                                  There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period, and except as set forth in Section 2.10(e) of the Disclosure Schedule, no power of attorney granted by or with respect to the Company relating to Taxes is currently in force.  Section 2.10(e) of the Disclosure Schedule lists all U.S. federal, state, local, and non-U.S. income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit.  The Company has made available to Buyer copies of all income Tax Returns and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company filed by or issued to or with respect to the Company (or, insofar as such items relate to the Company, by or to any affiliated, consolidated, combined or unitary group of which the Company was then a member) since December 31, 2013.

(f)                                   The Company has not received any notice from any taxing authority (or any other Governmental Entity) that the Company may be required to file Tax Returns in any jurisdiction in which the Company does not presently file Tax Returns.

(g)                                 The Company is not a party to or bound by, and does not have any obligation under, any Tax allocation, Tax indemnification or Tax sharing agreement nor is the Company liable for the Taxes of any other party, as transferee or successor, by contract or otherwise, other than agreements entered into in the ordinary course of business the primary purposes of which is not the allocation of Taxes.  The Company does not have any liability for the Taxes of any Person other than the Company under Treasury Regulation 1.1502-6 (or any similar provision of Law).  The Company is not and has never been (nor does the Company have any Liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group filing Tax Returns.

(h)                                 The Company has complied with all applicable laws relating to the payment and withholding of Taxes and has, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper taxing authorities all amounts required to be so withheld and paid over.

(i)                                    The Company has not made an election to change the U.S. federal income Tax treatment of the Company to a classification other than a “C corporation”, or to cause the Company to be excluded from all or any portion of the provisions of Subchapter C of the Code, with any taxing authority (or any other Governmental Entity).

(j)                                    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(k)                                 The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l)                                    The Company has not engaged in activity in a jurisdiction other than the United States which gives rise to (i) a “permanent establishment” in such jurisdiction under an applicable Tax treaty or (ii) Tax payment or Tax Return filing obligations in such jurisdiction.

(m)                             The Company has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the IRS has identified by notice, regulations, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), or otherwise identified by the IRS as a tax avoidance transaction.

(n)                                 The Company is not a party to any joint venture, partnership, other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.

2.11                        Property and Assets.

(a)                                 The Company has valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets (tangible and intangible) reflected on the Company Interim Financial Statements or acquired after the Company Interim Balance Sheet Date, or not so reflected in the Company Interim Financial Statements but used to conduct the Business (the “Company Assets”).  None of such properties or assets is subject to any Lien, other than Permitted Liens or Liens that will be discharged at Closing.  All tangible Company Assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.  The Company Assets constitute all assets that are either used in or necessary to the operation of the Company’s Business.  Notwithstanding the foregoing, no representation or warranty is made in this Section 2.11 with respect to Company Intellectual Property and non-infringement of third party Intellectual Property Rights.

(b)                                 The Company does not own and has never owned any real property or any buildings or other structures, nor is it a party to any options or any contractual obligations to purchase or acquire any interest in real property.  Section 2.11(b) of the Disclosure Schedule lists all real property leases (the “Leased Real Property”) to which the Company is a party and each amendment thereto (collectively, the “Leases”).  All such Leases are in full force and effect and are the valid and binding obligation of the Company enforceable in accordance with their respective terms.  To the knowledge of the Company (i) there is not under any of such leases, any existing default by the Company or any other parties to such Leases; and (ii) there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or the other party or parties thereto of any of the foregoing.  The Company, in its capacity as lessee, is not in material violation of any zoning, building or safety ordinance, or requirement or other Law applicable to the operation of its Leased Real Properties, nor has it received any notice of violation with which it has not materially complied.  Except as set forth in Section 2.11(b) of the Disclosure Schedule, no consent of, or notice to, any Person is required under any Lease as a result of or in connection with, and the terms or enforceability of any such Lease will not be affected in any manner by, the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.  The Company has made available to Buyer true and complete copies of all Leases (whether or not executed, and including all amendments thereto).

(c)                                  All improvements included in the Leased Real Property are in good operating condition and repair (ordinary wear and tear excepted) and, to the knowledge of the Company, there does not exist any condition which interferes with the use of such Leased Real Property. There is no Litigation pending or, to the knowledge of the Company, threatened against the Company or any third parties affecting any Leased Real Property, and the Company is not aware of any facts which could reasonably be expected to result in any such Litigation.

(d)                                 None of the Leased Real Property has been subleased by the Company.

(e)                                  Section 2.11(e) of the Disclosure Schedule sets forth a true and correct list of all capital assets of the Company where the value of an individual item or the value of an aggregate of similar items exceeds $10,000, and the Company has valid title to each capital asset set forth thereon.

2.12                        Intellectual Property.

(a)                                 Section 2.12(a) of the Disclosure Schedule sets forth an accurate and complete list of all Registered Intellectual Property, identifying information of all federal, state and foreign registrations of such Registered Intellectual Property or applications for registration thereof.  To the knowledge of the Company, each item of Registered Intellectual Property listed as being registered on Section 2.12(a) of the Disclosure Schedule (as opposed to an application for registration) is validly registered. All patent applications owned by the Company, to the knowledge of the Company, have been duly and properly filed; to the knowledge of the Company, the parties prosecuting such applications have complied with their duty of candor and disclosure to the U.S. Patent and Trademark Office in connection with such applications; to the Company’s knowledge, there is no prior art material to any U.S. patent application held by the Company that would prevent the issuance of any such U.S. patent held by the Company.

(b)                                 Except as set forth on Section 2.12(b) of the Disclosure Schedule, the Company exclusively owns, is exclusively licensed to use, or otherwise has the necessary exclusive rights to use, free and clear of any Lien (other than Permitted Liens), all Intellectual Property Rights that are necessary for the operation of the Business.

(c)                                  (i) Except as set forth on Section 2.12(c)(i) of the Disclosure Schedule, to the knowledge of the Company, the conduct of the Business does not infringe, constitute the misappropriation of, or violate, any Intellectual Property Rights of any third party and (ii) the conduct of the Business does not infringe, constitute the misappropriation of, or violate, any Intellectual Property Rights of the Persons set forth on Schedule 2.12(c)(ii).  Except as set forth on Section 2.12(c) of the Disclosure Schedule, the Company has not, since its date of incorporation, received any written notice or other communication in writing of any claim, from any Person asserting that the Business of the Company infringes, constitutes the misappropriation of, or violates, any Intellectual Property Rights of another Person. Except as set forth on Section 2.12(c) of the Disclosure Schedule, to the knowledge of the Company, there is no existing or threatened infringement, misappropriation, or violation by any third party of the Company Owned Intellectual Property material to the operation of the Business.   Except as set forth on Section 2.12(c) of the Disclosure Schedule, to the knowledge of the Company, (i) no Person has, since January 1, 2014, infringed, misappropriated, or otherwise violated, and (ii) no Person is currently (as of the date of this Agreement) infringing, misappropriating, or otherwise violating, any Company Owned Intellectual Property.

(d)                                 The Company has taken commercially reasonable measures and precautions to establish and preserve the confidentiality of all non-public confidential Company Owned Intellectual Property.  The Company has no knowledge of (i) any violation of the confidentiality of any non-public confidential information or trade secrets owned by the Company or (ii) any violation by the Company of any third party confidential information or trade secrets disclosed to the Company that is subject to confidentiality or non-disclosure obligations.  To the knowledge of the Company, the Company is not making unlawful use of any confidential information or trade secrets of any third party.  To the knowledge of the Company, none of the employees, consultants, or independent contractors of the Company have any agreements or arrangements with any former employers relating to confidential information or trade secrets of such employers that would interfere with the activities of the Company.  To the knowledge of the Company, none of the activities of the employees, consultants, or independent contractors of the Company violates any agreements or arrangements which such persons have with former employers or any other third party, including any non-competition, non-solicitation and/or confidentiality agreements. Except as set forth on Section 2.12(d) of the Disclosure Schedule, to the knowledge of the Company, no current or former employee, officer, manager, member, consultant or independent contractor of the Company has any right, claim or interest in or with respect to any of the Company Owned Intellectual Property which is not subject to one or more agreements with the Company requiring the assignment thereof (e.g., employment agreement, inventions assignment agreement, etc.).

(e)                                  Except as set forth in Section 2.12(e) of the Disclosure Schedule, each Person who is or was an employee of the Company and was involved in the creation of any Company Owned Intellectual Property material to the Business has signed a written agreement containing an assignment of Intellectual Property Rights pertaining to such Company Owned Intellectual Property to the Company and confidentiality provisions protecting confidential Company Owned Intellectual Property, in the form attached hereto as Annex III, without any deviations or listed exceptions.  Except as set forth in Section 2.12(e) of the Disclosure Schedule, each Person who is or was a consultant of the Company and was involved in the creation of any Company Owned Intellectual Property material to the Business has signed a written agreement containing an assignment of Intellectual Property Rights pertaining to such Company Owned Intellectual Property to the Company and confidentiality provisions protecting the confidential Company Owned Intellectual Property.

(f)                                   Except as set forth in Section 2.12(f) of the Disclosure Schedule, no Registered Intellectual Property of the Company has been or is now the subject of any Litigation, interference, reissue, re-examination or opposition proceeding before any Governmental Entity to which the Company was or is a party or has knowledge.

(g)                                 The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business.

(h)                                 Except as set forth in Section 2.12(h) of the Disclosure Schedule, all Company Owned Intellectual Property was either (i) created, developed or conceived by (A) employees of the Company within the scope of their employment or (B) by independent contractors who have duly assigned their rights to the Company pursuant to written agreements or (ii) assigned to the Company pursuant to a written agreement therefor.

(i)                                    Except as set forth in Section 2.12(i) of the Disclosure Schedule, the consummation of this Agreement and the transactions contemplated hereby will not result in the loss or impairment of the Company’s ownership or rights in and to any of the Company Intellectual Property Rights, require the Company to grant to any third party any right to any Intellectual Property Rights or obligate the Company to pay any royalties or any other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of this Agreement and the transactions contemplated hereby require the approval or consent of any Governmental Entity or other Person in respect to any Intellectual Property Rights.

(j)                                    The Company has not collected, used or disclosed any Personal Information in violation of any Company Privacy Policy.  To the knowledge of the Company, the Company has complied in all material respects with all applicable Laws, privacy rights of third parties, contractual obligations and privacy policies relating to its collection, use, storage and transfer of any Personal Information collected by or at the direction of the Company from data subjects (collectively, “Privacy Obligations”).  To the knowledge of the Company, the execution, delivery and performance of this Agreement complies with all applicable Privacy Obligations.  True and correct copies of all Company Privacy Policies are attached as Section 2.12(j) of the Disclosure Schedule.  The consummation of the contemplated transactions, including any transfer of Personal Information resulting from such transactions will not, to the knowledge of the Company, violate any applicable Privacy Obligation as it currently exists or as it existed at any time during which any of such Personal Information was collected or obtained by the Company from the applicable data subjects.  The Company has not been notified in writing of and is not, to the knowledge of the Company, the subject of, any regulatory investigation or proceeding related to data security or privacy.  To the knowledge of the Company, no person (including any Governmental Entity) has made any claim or commenced any proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by the Company (or any of its employees).

2.13                        Insurance.  Section 2.13 of the Disclosure Schedule sets forth a true and complete list of all material policies or binders of fire, theft, casualty, comprehensive general liability, products and completed operations, workmen’s compensation and employers liability, vehicular, directors’ and officers’, employment practices liability, fiduciary liability, crime, business interruption, environmental and professional liability and other insurance held by or on behalf of the Company (the “Insurance Policies”), including type of insurance, carrier, policy number and expiration date and whether each such policy is carried on a “claims made” or “occurrence” basis, together with a history of all claims made by the Company during the past five (5) years and status thereof.  The Company and its assets are insured against risk normally insured against by similar businesses under similar circumstances and as required by the terms of any agreement of the Company.  All such Insurance Policies are in full force and effect, in conformity with the requirements of all leases or other agreements to which the Company is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms.  The Company is not in material default with respect to any provision contained in such Insurance Policies, nor has the Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion.  The Company has not received notice of cancellation or non-renewal of any such Insurance Policies.  All such Insurance Policies are owned by and payable solely to the Company and all premiums with respect thereto due prior to the Closing Date have been paid.  The Company has not received notice of cancellation or non-renewal of any such Insurance Policies and, to the knowledge of the Company, is not aware of any threatened or proposed cancellation or non-renewal of any such policy.  The Company has not, during the past five (5) years, been denied or had revoked or rescinded any policy of insurance.  The Company has never maintained, established, sponsored, participated in or contributed to any large deductible plan, self-insurance plan or group insurance pool.

2.14                        Material Agreements.

(a)                                 Section 2.14(a) of the Disclosure Schedule sets forth a list of the following material agreements or commitments to which the Company is a party or by which the Company or any of its assets and properties are bound, and all amendments, modifications and supplements thereto:

(i)                                    any agreement which required expenditures by the Company during fiscal year 2015 in excess of $250,000 or which resulted in payments to the Company during fiscal year 2015 in excess of $250,000;

(ii)                                any agreement which requires aggregate expenditures by the Company during fiscal year 2016 or any year thereafter in excess of $250,000 or which will result in expenditures by the Company during fiscal year 2016 or any year thereafter in excess of $250,000;

(iii)                            any agreement with a material supplier;

(iv)                             any agreement for capital expenditures if the amounts paid or payable by the Company during fiscal year 2016 exceed $50,000;

(v)                                 any agreement for the payment to any Person of a commission, bonus or similar incentive payment (other than Employee Plans);

(vi)                             any employment, consulting, or similar agreement with any officer, employee, director or consultant of the Company, including any agreement pursuant to which the Company may become obligated to make (A) any severance, termination, Change of Control Payment or similar payment to any current or former employee, officer or director of the Company; or (B) any bonus or similar payment (other than payments constituting base salary) to any current or former employee, officer or director;

(vii)                         any collective labor agreement, collective bargaining agreement or other agreement with any labor union;

(viii)                     any agreement involving the creation, development, modification or enhancement of material Company Owned Intellectual Property;

(ix)                             any license of Intellectual Property Rights by the Company from third parties material to the conduct of the Business (other than standard software licensed under “shrinkwrap” or “clickwrap” agreements for less than $75,000 per annum that are generally commercially available, or generic licenses in service agreements to the Company’s “background” intellectual property);

(x)                                 any license of the Company Owned Intellectual Property by the Company to third parties material to the conduct of the Business (other than generic licenses in service agreements to the Company’s “background” intellectual property);

(xi)                             any agreement involving the grant of any right of first refusal, or right of first offer or comparable right to or from the Company with respect to any material Intellectual Property Rights;

(xii)                         any agreement involving the payment or receipt by the Company of milestone payments or royalties;

(xiii)                     any agreement relating to a joint venture, partnership, collaboration or other arrangement involving a sharing of profits, losses, costs or liabilities with another Person;

(xiv)                      any agreement under which the Company is restricted from carrying on any Business of the Company, competing in any line of business (including the Business of the Company), anywhere in the world, developing or distributing any technology, or hiring or soliciting potential employees or consultants;

(xv)                          any agreement pursuant to which the Company is bound or has committed to provide any product or service on a most favored nation (MFN) basis;

(xvi)                      any agreement to which the Company has agreed to acquire or license any product or service on an exclusive basis from a third party or has granted exclusive rights to a third party;

(xvii)                  any indenture, trust agreement, guaranty, loan agreement or note that involves or evidences outstanding Indebtedness, obligations or Liabilities to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xviii)              any agreement granting or permitting any Lien on any properties, assets or rights of the Company;

(xix)                      any Lease;

(xx)                          any agreement for the disposition of a material portion of the Company’s assets, properties or rights (other than for the sale of inventory in the ordinary course of business) or the grant to any Person of any options, rights of first refusal, exclusive negotiation or preferential or similar rights to purchase any of such assets, properties, securities or other ownership interests of the Company;

(xxi)                      any indemnification agreement entered into by the Company running to the benefit of any employee, officer or director of the Company;

(xxii)                  any agreement relating to the issuance, sale, repurchase, redemption, transfer or voting of any capital stock or other securities of the Company entered into in the past twelve (12) months or that remains in effect;

(xxiii)              any agreement obligating the Company to register securities under the Securities Act;

(xxiv)               any agreement the principal purpose of which is Tax sharing;

(xxv)                   any agreement with any Governmental Entity;

(xxvi)               any agreement in which the Company is the recipient of a grant whereby funds have been disbursed to the Company in 2015 or 2016, or are obligated to be disbursed to the Company after the date of this Agreement;

(xxvii)           any agreement between the Company and any current or former (since January 1, 2014) Affiliate, officer, director, employee or stockholder of the Company or any Affiliate thereof (other than an agreement entered into by such Person in such capacity);

(xxviii)       any settlement agreement under which the Company has ongoing obligations; and

(xxix)               any agreement for the acquisition of any of the assets, properties, securities or other ownership interests of another Person.

(b)                                 All of the Material Agreements are valid, in full force and effect and binding against the Company, and to the knowledge of the Company, are binding against the other parties thereto in accordance with their respective terms; and neither the Company, nor, to the knowledge of the Company, any other party thereto, is in default of any of its obligations under any Material Agreement, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a material default thereunder by the Company, or to the knowledge of the Company, any other party thereto.  The Company has made available to Buyer true and complete copies of all Material Agreements (including all amendments thereto).

2.15                        Loans and Advances.  Except as set forth in Section 2.15 of the Disclosure Schedule, the Company does not have any outstanding loans or advances to any Person and is not obligated to make any such loans or advances, except for advances to employees in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

2.16                        Assumptions, Guaranties, Etc. of Indebtedness of Other Persons.  The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any Indebtedness of any other Person (including liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

2.17                        Compliance with Laws.

(a)                                 The Company is not subject to, or in violation of, any outstanding Order.

(b)                                 The Company is and has been at all times in compliance in all material respects with all applicable U.S. or foreign laws, rules, regulations, guidelines and industry standards applicable to the conduct of its Business.

(c)                                  Schedule 2.17(c) of the Disclosure Schedule sets forth a complete and accurate record of all of the Company’s Government Contracts.  The Company has complied in all material respects with all Laws where and as applicable to each of the Company’s Government Contracts.  The Company has complied with all material terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Company’s Government Contracts, whether incorporated expressly, by reference, or by operation of law.  All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with each of the Company’s Government Contracts were true and accurate as of the date of submission in all material respects and made by an authorized representative of the Company.  The Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under each of the Company’s Government Contracts.

(d)                                 None of the representations and warranties contained in Section 2.17 shall be deemed to relate to tax matters (which are governed by Section 2.10 and so much of Section 2.19 as concerns tax matters), employee benefits matters (which are governed by Section 2.19 and so much of Section 2.10 as concerns employee benefits matters), permits (which are governed by Section 2.21) or environmental, health and safety matters (which are governed by Section 2.22).

2.18                        Employee Relations.

(a)                                 The Company is not (i) delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or consultants or any Taxes or any penalty for failure to comply with any of the foregoing, or (ii) liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(b)                                 Except as set forth in Section 2.18(b) of the Disclosure Schedule, the Company is not involved in or, to the knowledge of the Company, threatened with, any employment or labor dispute, grievance or litigation relating to any current or former employee, including:  discrimination complaints, wage/hour issues, safety issues, charges of unfair labor practices or discrimination, claims regarding mischaracterization of employees and/or independent contractors, that, if adversely determined, would reasonably be expected to result in material liability.  The Company is not presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company.  No union organizing campaign or activity with respect to non-union employees of the Company is ongoing, pending or, to the knowledge of the Company, threatened or contemplated.

(c)                                  To the knowledge of the Company, no employee or consultant of the Company intends to terminate his or her employment relationship or engagement with the Company.  To the knowledge of the Company, no employee of the Company who is or was involved in, or who has contributed to, the creation or development of any Company Intellectual Property, is obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (i) the performance of the employee’s duties as an employee, director or officer of the Company or (ii) the Business.

(d)                                 The Company is in compliance in all material respects with all currently applicable Laws relating to labor and employment, including Laws relating to employment discrimination, labor relations, fair employment practices, payment of wages, overtime pay and other compensation, maximum hours of work, severance or termination pay, leave of absence, immigration, employee classification, recordkeeping, employee health and safety, workers’ compensation and affirmative action.

(e)                                  Section 2.18(e) the Disclosure Schedule sets forth, as of the date of this Agreement, the amount of salary, bonus, severance obligations and deferred compensation for each officer, employee, consultant and independent contractor of the Company (i) paid in the calendar year ending December 31, 2015; and (ii) paid as of September 30, 2016 for the calendar year ending December 31, 2016.  Section 2.18(e) of the Disclosure Schedule sets forth the annual base salary for each employee of the Company for calendar year 2016.

2.19                        Employee Plans.

(a)                                 Section 2.19(a) of the Disclosure Schedule sets forth a true and complete list of all pension, savings, profit sharing, equity incentive plan, retirement, deferred compensation, employment, workers’ compensation, unemployment benefits, welfare, fringe benefit, insurance, sick leave, short and long term disability, medical, dental, death benefit, incentive, bonus, incentive compensation, equity compensation, vacation pay, paid time off, severance pay and similar plans, programs, agreements, or arrangements (whether written or oral), which are sponsored or maintained by the Company or any of its ERISA Affiliates, that provide employee benefits or remuneration for current or former employees, officers, directors, members, partners, managers, agents, consultants, independent contractors, contingent workers, or leased employees of the Company or its ERISA Affiliates or their beneficiaries or for which the Company or its ERISA Affiliates have or may have any Liability, contingent or otherwise, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA (the “Employee Plans”).

(b)                                 The Company has made available to Buyer current, accurate and complete copies of (i) each Employee Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Employee Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description and summary of material modifications for each Employee Plan subject to Title I of ERISA, and in the case of each other Employee Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) the most recent Form 5500, with schedules attached, as applicable, (v) the most recent determination or opinion letter issued by the IRS, as applicable, (vi) all material correspondence to or from any Governmental Entity in the last three years, (vii) all discrimination tests for the most recent plan year, as applicable, (viii) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Employee Plan, and (ix) all reports prepared internally or by a third-party firm or provider with a valuation of the Company’s capital stock for purposes of Sections 422 or 409A of the Code or which was otherwise used for that purpose.

(c)                                  Each Employee Plan has been administered in all material respects in accordance with the terms of such plan and the provisions of any and all Laws or Orders, including ERISA and the Code.  All contributions, premiums and other amounts due to or in connection with each Employee Plan under the terms of the Employee Plan or applicable Law have been timely made, and provision has been made in the Company Balance Sheet for such contributions, premiums and other amounts that were due as of the Company Balance Sheet Date but were attributable to service before such date in accordance with GAAP.  Nothing has happened with respect to any Employee Plan that has subjected or would reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, the Buyer, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.

(d)                                 With respect to each Employee Plan presently or previously maintained or contributed to by the Company that is intended to be a plan that is qualified under Section 401(a) of the Code, each such Employee Plan is so qualified under Section 401(a) of the Code, its related trust is tax-exempt under the Code and there are no existing facts or circumstances that could reasonably be expected to adversely affect such Employee Plan’s qualification under Section 401(a) and related sections of the Code or such related trust’s tax-exempt status.

(e)                                  Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA (“COBRA”), there are no obligations of the Company or any ERISA Affiliate under any Employee Plan or otherwise providing welfare benefits after termination of employment.

(f)                                   Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any Liability under any (i) plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (iii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA, (iv) welfare benefit fund within the meaning of Section 419(e) of the Code, or (v) voluntary employees’ beneficiary association, within the meaning of Section 401(c)(9) of the Code.

(g)                                 Except as set forth in Section 2.19(g) of the Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims against or otherwise involving any Employee Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Employee Plan activities) has been brought against or with respect to any such Employee Plan. There are no pending audits or investigations by any Governmental Entity involving any Employee Plan.

(h)                                 Except as set forth in Section 2.19(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or upon occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, former employee or any other Person, (ii) increase any benefits otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.  Except as set forth in Section 2.19(h) of the Disclosure Schedule, there is no contract, plan or arrangement covering any present of former employee of the Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event) or otherwise of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

(i)                                    All individuals who perform services for the Company have been properly classified for purposes of the Employee Plans and for purposes of employment taxes.

(j)                                    Each Employee Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A has been operated in compliance in all material respects with Section 409A, including upon a good faith, reasonable interpretation of Code Section 409A and Internal Revenue Service Notice 2005-1 from January 1, 2005 through December 31, 2008, and since January 1, 2009, has been in documentary compliance in all material respects with the applicable provisions of Section 409A.  No Employee Plan that is a “nonqualified deferred compensation plan” that is not subject to Code Section 409A has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  The Company does not have any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(k)                                 No Employee Plan is subject to the Laws of any jurisdiction outside of the United States.

2.20                        Books and Records.  The minute books of the Company contain records that are in all material respects accurate of all meetings and other actions of its directors and stockholders from the time of incorporation of the Company to the Closing Date, including all minutes prepared for such meetings.  The stock ledgers of the Company are complete and accurate and reflect all issuances, transfers, repurchases and cancellations of the Company’s capital stock.  The other books and records of the Company have in all material respects been maintained in accordance with prudent business practices and are accurate in all material respects.

2.21                        Permits.  Section 2.21 of the Disclosure Schedule sets forth a list of all material rights, permits, licenses, registrations, certificates, accreditations, orders, authorizations and approvals from any Governmental Entity (collectively, “Permits”) issued to or held by the Company.  Such listed Permits are the only Permits that are required for the Company to conduct the Business.  The Company holds, to the extent legally required, all Permits from Governmental Entities that are material to the Business.  Each such Permit is in all material respects in full force and effect, and, to the knowledge of the Company, no suspension or cancellation of such Permit is pending or threatened and the Company has no basis for believing that there are facts that could reasonably be expected to result in any such suspension or cancellation or such Permit will not be renewable upon expiration. Since January 1, 2011, no material violations have been recorded in respect of any Permit, and the Company has not been in material default or alleged to be in material default under any Permit, and no Litigation is pending or, to the knowledge of Company, threatened to revoke or limit any Permit. No Permit shall be adversely affected by the transactions contemplated hereby. The Company has delivered to the Buyer true and complete copies of each Permit.

2.22                        Environmental, Health and Safety Matters.

(a)                                 There is no predecessor in interest with respect to the Company or the Business.  There is no pending or, to the knowledge of the Company, expected or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry, or information request by any Governmental Entity, relating to any Environmental Law involving the Company.  The Company has not generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for recycling, treatment, storage or disposal at any site or facility, except in compliance in all material respects with all applicable Environmental Laws.  To the knowledge of the Company, (i) there has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any applicable Environmental Law at any site currently or previously owned, used or operated by, or premises leased by, the Company, (ii) nor has there been or is there threatened any Release of any Environmental Contaminants into, on, at or from any such site or premises, including into the ambient air, groundwater, surface water, soils or subsurface strata, in violation of any Environmental Law or which created or will create an obligation to report or respond in any way to such Release, nor to the knowledge of the Company has there been an such Release by any other Person.  To the knowledge of the Company, there is no underground storage tank or other container at any site currently, or previously owned, used, operated or leased by the Company.

(b)                                 To the knowledge of the Company, no (i) site currently or formerly owned and (ii) site currently or formerly used or operated by, or premises currently or formerly leased by the Company, is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Environmental Contaminant.  No such site or premises is listed, or to the knowledge of the Company, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), or any comparable state or local governmental lists.  The Company has not received written notification of, and Company has no knowledge of, any potential responsibility of the Company pursuant to the provisions of (i) CERCLA, or (ii) any similar federal, state, local or other Environmental Law.

(c)                                  The Company previously has made available to Buyer copies within its possession or control of any and all environmental audits or risk assessments, site assessments, environmental reports, documentation (including annual reports) regarding off-site disposal of Hazardous Materials or Release of Environmental Contaminant, spill control plans and of all other material correspondence, documents or communications with any Governmental Entity regarding the foregoing.

2.23                        Company Brokers.  Except as set forth in Section 2.23 of the Disclosure Schedule, the Company has not retained any broker, finder, agent or similar intermediary in connection with the transactions contemplated by this Agreement, and will not incur any Liability for any broker or finders’ fees or commissions as a result of the consummation of the transactions contemplated by this Agreement.

2.24                        Certain Business Practices.

(a)                                 Anti-Corruption/AML Compliance. Notwithstanding any other provision contained herein, none of the Company or any of its Representatives, contractors or any other third party acting on its behalf in relation to the Company, since January 1, 2013, (i) has violated or is currently violating the U.S. Foreign Corrupt Practices Act of 1977 as amended (15 U.S.C. §§78dd-1, et seq.), the USA PATRIOT Act, the UK Bribery Act 2010 (c.23), or any other applicable anti-corruption, anti-bribery, anti-kickback, anti-money laundering, anti-terrorist financing, anti-fraud, anti-embezzlement, or similar Legal Requirement (collectively “Anti-Corruption/AML Laws”); (ii) has with a corrupt or improper intention directly or indirectly (through third parties) paid, provided, promised, offered, authorized, solicited, or accepted the payment or provision of money (such as a bribe or kickback), a financial advantage, or anything else of value to or from any government, government affiliated, political, or private-sector individual, entity, or organization; (iii) has established or maintained any unlawful fund or account; (iv) has, to the knowledge of the Company, inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in the books and records of the Company; (v) has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; (vi) has used any funds to finance terrorist, drug-related, or other illegal activities; or (vii) is or has been or is reasonably expected to become the subject of or a party to any Legal Proceeding related to any Anti-Corruption/AML Law or other similar Legal Requirement.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that the Company’s transactions are properly authorized by management, executed, and recorded.

(b)                                 Export Control and Import Compliance.  The Company is and has been in compliance in all material respects with all applicable Export Control and Import Laws.  Unless authorized by the relevant agency of the U.S. Government, the Company has not conducted any transactions directly or indirectly related to (i) Cuba, Iran, North Korea, Sudan or Syria; (ii) individuals or entities identified on restricted party lists maintained by the U.S. Government, including the List of Specially Designated Nationals and Blocked Persons (“SDN List”), Foreign Sanctions Evader List (“FSE List”) and Sectoral Sanctions Identification List (“SSI List”) administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and the Denied Parties List, Unverified List and Entity List administered by the U.S. Commerce Department’s Bureau of Industry and Security (collectively, “Restricted Parties”); or (iii) entities owned or controlled by anyone on the SDN List, the SSI List, or the FSE List.  The Company has not been and is not reasonably expected to become, the subject of or a party to any Legal Proceeding related to any Export Control and Import Laws.

2.25                        Transactions with Affiliates.  Except as set forth in Section 2.25 of the Disclosure Schedule and for (a) standard employee benefits generally made available to all employees, (b) agreements relating to the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the board of directors of the Company (previously made available to the Buyer) and (c) any agreements or transactions that do not exceed $10,000 individually or in the aggregate, since January 1, 2011 no current or former stockholder, director, officer, employee or consultant of the Company or, to the knowledge of the Company, any member of any such Person’s family, has been a party to any transaction with the Company (including, but not limited to, any Material Agreement providing for the furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses).

2.26                        Bank Accounts.  Section 2.26 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, including any credit facility (collectively, the “Bank Accounts”), (b) a true and complete list and description of each such Bank Account, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a true and complete list of the names of all Persons holding general or special powers of attorney from the Company. The Company has made available to the Buyer copies of the documents granting such powers of attorney.  The Company does not have any account or safe deposit box at any foreign bank or other foreign financial institution nor does it maintain a banking, custodial, trading or other similar relationship, including any credit facility, with any foreign bank or other foreign financial institution.

2.27                        No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 2 (including the related portions of the Disclosure Schedule), none of the Company, the Seller, the Seller Representative or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Merrill Corporation DataSite virtual data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to Buyer that, the statements contained in this ARTICLE 3 are true and correct as of the date of this Agreement and the Closing Date.

3.1                               Authority to Execute and Perform Agreements.  The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to conduct its business and to own or use the properties and assets that it purports to own or use.  The Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the Laws of each state or other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Seller.

3.2                               Seller Authorization.  The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transaction contemplated hereby are within the Seller’s limited liability company powers and authority and have been duly authorized by all necessary limited liability company action on the part of the Seller.  Except as set forth on Section 3.2 of the Disclosure Schedule, no vote or consent of the Seller Equityholders is needed to approve this Agreement or the transaction contemplated hereby.  Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).  At a meeting duly called and held, the Seller’s board of managers has unanimously approved and adopted this Agreement.

3.3                               Property and Assets.

(a)                                 Other than the Shares and as set forth on Section 3.3 of the Disclosure Schedule, the Seller has no right, title or other interest in any assets or property, and has no liabilities.

(b)                                 The Company Assets include all rights and property used in and necessary for the conduct of the Business as it was being conducted by the Company and the Seller prior the Closing.  All of the tangible Company Assets are either (1) owned (with good and valid title) by the Company or (2) leased or subleased by the Company pursuant to a lease noted on Section

3.3(b) of the Disclosure Schedule.  All of the tangible Company Assets are situated at the Leased Real Property.

3.4                               Non-Contravention.  The execution, delivery and performance by the Seller of this Agreement to which it is a party and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Seller’s articles of organization or certificate of formation, the Seller’s Amended and Restated Limited Liability Company Agreement, as amended, or similar governing agreement (b) contravene, conflict with or result in a violation or breach of any provision of any Laws, (c) except as set forth on Section 3.4 of the Disclosure Schedule require any consent or other action by any Person under, give any Person the right to accelerate the maturity or performance of, or payment under, or to cancel terminate or modify, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, any provision of any contract or other instrument binding upon the Seller or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (d) result in the creation or imposition of any Lien on any asset of the Company; except, in each case as set forth in clauses (b) and (c), where the violation, conflict, or default, or failure to obtain a consent, would not, individually or in the aggregate, be material.

3.5                               Capitalization.

(a)                                 The Seller (a) is the sole record and beneficial owner of, and the Shares constitute, all of the issued and outstanding shares of capital stock of the Company; (b) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares; (c) is not a party to any option, warrant, purchase right or other Contract that could require the Seller to sell, transfer or otherwise dispose of any of the Shares (other than this Agreement); (d) has full power, right and authority, and any approval required by applicable Law, to make and enter into this Agreement; and (e) has good and valid title to the Shares, free and clear of all Liens.  Upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and marketable title to the Shares being conveyed by the Seller hereunder, free and clear of all Liens.

(b)                                 The authorized, issued and outstanding membership interests of the Seller are as set forth on Section 3.5 of the Disclosure Schedule (the “Interests”).  The Interests constitute all of the issued and outstanding membership interests of the Seller.  All of the Interests are held of record and beneficially owned as described on Section 3.5 of the Disclosure Schedule, and there are no other outstanding equity interest in, or any securities (including notes, bonds, debentures, warrants, options, puts, calls or other rights) convertible into or exchangeable for any membership or other ownership interests, of the Seller and there are no contracts under which the Seller is obligated or may become obligated to sell or otherwise issue any membership or other ownership interests of the Seller.  The Seller is not a party to any voting trusts, proxies, or other shareholder, member, investor or similar agreements or understandings with respect to the voting, repurchase, or transfer of any assets of the Seller.  Neither the Buyer nor the Company shall have any Liability on or after the Closing Date for any payment or other Liability in respect of any of the Interests or other outstanding securities of the Seller.

3.6                               Brokers.  Except as disclosed on Section 3.6 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Seller or the Company upon consummation of the transactions contemplated hereby.

3.7                               Transactions with Affiliates.  Except as set forth on Section 3.7 of the Disclosure Schedule or for any agreements or transactions that do not exceed $10,000 individually or in the aggregate, the Company is not a party to any transaction or Contract with the Seller or any Affiliate, five percent (5%) or more member, director, manager or executive officer of the Seller, nor does the Seller, any five percent (5%) or more stockholder, member, director, manager or executive officer of the Seller, the Company or, to the knowledge of the Company, any other Affiliate of the Company or the Seller, own or hold, directly or indirectly, any interest in any Company Assets.

3.8                               Accredited Investor.  The Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.9                               No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 3 (including the related portions of the Disclosure Schedule), none of the Company, the Seller, the Seller Representative or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Merrill Corporation DataSite virtual data room, management presentations or in any other form in expectation of the transactions contemplated hereby).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
THE SELLER REPRESENTATIVE

The Seller Representative represents and warrants to Buyer that the statements contained in this ARTICLE 4 are true and correct as of the date of this Agreement and the Closing Date.

4.1                               Organization and Power.  The Seller Representative is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware.  The Seller Representative has the requisite power and authority to conduct its business as presently conducted.

4.2                               Authority to Execute and Perform Agreements.  The Seller Representative has the legal capacity or limited partnership power and authority, as applicable, to enter into, execute and deliver this Agreement, and to perform its obligations hereunder.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Seller Representative and no other vote or consent is needed to approve the this Agreement or the transaction contemplated hereby.  Assuming due authorization, execution and delivery by Buyer, this Agreement, when duly executed and delivered by the Seller Representative, will constitute valid and binding obligations of the Seller Representative, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3                               Noncontravention.  Neither the execution, delivery and performance of the this Agreement by the Seller Representative, nor the consummation by the Seller Representative of the transactions contemplated hereby, will (a) require on the part of the Seller Representative any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (b) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller Representative is a party or by which it is bound or to which any of its assets are subject, (c) result in the imposition of any Lien (other than Permitted Liens) upon any assets of the Seller Representative or (d) violate any Order or Law applicable to the Seller Representative or any of its properties or assets.

4.4                               Litigation.  There is no Litigation pending or, to the knowledge of the Seller Representative, threatened against the Seller Representative which questions the validity of the this Agreement or the right of the Seller Representative to enter into this Agreement.

4.5                               No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 4 (including the related portions of the Disclosure Schedule), none of the Company, the Seller, the Seller Representative or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Representative, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Merrill Corporation DataSite virtual data room, management presentations or in any other form in expectation of the transactions contemplated hereby).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer SEC Documents filed or furnished by Buyer with or to the SEC since January 1, 2016 and at least three (3) Business Days prior to the date hereof (excluding any disclosures set forth in any section entitled “Risk Factors” or “Forward-Looking Statements” or in any other section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature), Buyer represents and warrants to the Seller as set forth below.

5.1                               Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.    Buyer has the requisite power and authority to conduct its business as presently conducted.  Buyer has made available to the Company complete and accurate copies of its certificate of formation and operating agreement or certificate of incorporation and bylaws, as applicable, as amended to date and presently in effect, and Buyer is not in default in the performance, observation or fulfillment of any provision of its certificate of formation and operating agreement or certificate of incorporation and bylaws, as applicable.

5.2                               Authority to Execute and Perform Agreements.  Buyer has the power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each of Buyer.  Assuming due authorization, execution and delivery by the Company, the Seller and the Seller Representative, this Agreement, when duly executed and delivered by Buyer, will constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3                               Noncontravention.  Neither the execution, delivery and performance of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will (a) violate or constitute a breach of any provision of the certificate of formation, operating agreement, certificate of incorporation or bylaws, as applicable, of Buyer, (b) require on the part of Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which either is bound or to which any of their assets are subject, (d) result in the imposition of any Lien (other than Permitted Liens) upon any assets of Buyer or (e) violate any Order or Law applicable to Buyer or any of their properties or assets.

5.4                               Litigation.  There is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer which questions the validity of this Agreement or the right of Buyer to enter into this Agreement.

5.5                               Broker’s Fee.  No broker, finder, agent or similar intermediary has acted on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Buyer or any action taken by or on behalf of Buyer.

5.6                               Capitalization.

(a)                                 As of September 30, 2016, the authorized capital stock of Buyer consisted of 51,500,000 shares of capital stock, of which 50,000,000 were designated Buyer Common Stock and 1,500,000 were designated preferred stock, par value $0.001 (“Buyer Preferred Stock”).  As of September 30, 2016, 15,435,728 shares of Buyer Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and zero shares of Buyer Preferred Stock were issued and outstanding. As of September 30, 2016, options to purchase 2,464,337 shares of Buyer Common Stock were outstanding under the 2014 Equity Incentive Plan of Buyer (the “Buyer 2014 Equity Plan”).  The remaining number of shares available for future grants under the Buyer 2014 Equity Plan as of September 30, 2016 was 1,108,668.  As of September 30, 2016, 477,163 shares were available for issuance pursuant to the 2014 Employee Stock Purchase Plan of Buyer.

(b)                                 The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued as contemplated herein, will be duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights and Liens, except for restrictions on transfer imposed under applicable securities Laws.  The issuance of such shares of Buyer Common Stock does not contravene any Law or the rules and regulations of The NASDAQ Stock Market.   Assuming the accuracy of the representations and warranties in ARTICLE 3 hereof, the offer, issuance and sale of such Shares of Buyer Common Stock will be exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act or Section 4(2) of the Securities Act and other applicable state securities Laws.

5.7                               Buyer SEC Reports.  Buyer has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC since November 10, 2015 (the “Buyer SEC Documents”), and all such Buyer SEC Documents have complied in all material respects with all legal requirements relating thereto.

5.8                               Financial Capability.  Buyer has sufficient funds in place to pay the Purchase Price on the terms and conditions contained in this Agreement and will have such funds available at Closing.

5.9                               No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 5 (including the related portions of the Disclosure Schedule), none of Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to the Seller and its Representatives.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1                               Conduct of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller and the Company shall:

(a)                                 Ordinary Course of Business.  Operate the Business in the ordinary course consistent with past practice and in compliance with applicable Laws;

(b)                                 Preservation of Suppliers.  Use commercially reasonable efforts to preserve its relationships with suppliers and others having business dealings with it;

(c)                                  Preservation of Personnel.  Use commercially reasonable efforts to keep available the services of its current officers, employees and consultants;

(d)                                 Insurance.  Keep in effect the insurance policies listed in Section 2.13 of the Disclosure Schedule through the earlier of the Closing or their scheduled expiration dates and use commercially reasonable efforts to renew any expiring policies with coverage amounts not less than those in effect on the date of this Agreement; and

(e)                                  Preservation of the Business; Maintenance of Properties, Contracts.  Use commercially reasonable efforts to preserve intact its current business organization, goodwill and business; maintain and keep its properties in good condition and repair, reasonable wear and tear excepted; maintain and protect the Company Owned Intellectual Property; promote and market the Business in accordance with past practices; and maintain, perform and comply in all material respects with the terms of the Material Agreements consistent with past practice.

6.2                               Negative Covenants Pending Closing.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, neither the Seller nor the Company shall, without the written consent of Buyer (which consent shall not be withheld, delayed or conditioned unreasonably), take any of the actions which, if such action had occurred between the date of the Company Balance Sheet Date and the date hereof, would be required to be set forth in Section 2.9 of the Disclosure Schedule.  Nothing contained in this Agreement shall give Buyer the right to control or direct the Company’s operations prior to the Closing Date.  Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.3                               Corporate Examinations and Investigations.  Prior to the Closing Date, Buyer shall be entitled, through its employees and representatives, to have reasonable access during normal business hours to all premises, properties, financial, tax and accounting records, contracts, other records and documents, and, subject to the Company’s prior approval, personnel, of the Company, as is reasonably necessary or appropriate in connection with Buyer’s investigation of the Company with respect to the transactions contemplated hereby.  Any such examination and investigation shall be conducted during regular business hours upon not less than two (2) Business Days’ prior written notice, shall be conducted in a manner so as not to interfere with the normal business operations of the Company and shall be subject to supervision by Company personnel and restrictions arising under applicable Law.  Notwithstanding anything herein to the contrary, no such examination or investigation shall be permitted to the extent that it would require the Company or any Affiliate to disclose information (a) that is subject to attorney-client privilege, (b) if such disclosure would contravene any confidentiality obligations to which the Company or any of its Affiliates is bound or (c) if such disclosure could cause significant competitive harm to the Company’s business if the transactions contemplated hereby are not consummated.  Prior to the Closing, the Company shall provide a copy of the Merrill Corporation DataSite virtual data room maintained on behalf of the Company in connection with this Agreement and the transactions contemplated hereby, which shall reflect the contents of the data room as of the date of this Agreement.

6.4                               Further Assurances; Consummation of the Transactions.  Prior to, on and after the Closing Date, each of the Parties shall execute such documents and take such further actions as may be reasonably required or desirable to put Buyer in operating control of the assets, properties and business of the Company effective as of the Closing, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.  Each Party shall use its respective commercially reasonable efforts to take such other actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.  Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the transactions contemplated under this Agreement and to cooperate with each other in connection with the foregoing.

6.5                               Continued Effectiveness of Representations and Warranties.  Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that the conditions to the obligations of the other Parties to consummate the transactions contemplated hereby are satisfied.

6.6                               Governmental and Third-Party Notices and Consents.  Each of the Parties shall use commercially reasonable efforts to obtain all waivers, permits, consents, approvals or other authorizations such Party is required to obtain from any (a) Governmental Entity, and to effect all registrations, filings and notices with or to any Governmental Entity, and (b) third parties, including those listed on Section 2.5 of the Disclosure Schedule; in each case, as necessary to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws.  All such consents, waivers and approvals shall be in a form and substance reasonably acceptable to the other Parties.  In the event that the other parties to any such consent, waiver or approval, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the agreement or the provision of additional security (including a guaranty), the Company shall not make or commit to make any such payment or provide any such consideration without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

6.7                               Equityholder Joinders.  Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall use its reasonable best efforts to obtain the Joinder Agreements in the form of Exhibit D and, with respect to the Closing Share Recipients, in the form of Exhibit D-1 (collectively, the “Joinder Agreements”) hereto from the Equityholder Indemnitors holding all of the limited liability company interest of Seller (the “Required Joinder Agreements”).  As soon as practicable after receipt of the Joinder Agreements, the Company will provide the Buyer with a facsimile or “pdf” copy of such Joinder Agreements.

6.8                               Exclusivity.  From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE 10, neither the Seller nor the Company shall, nor shall either permit its Affiliates, agents or representatives to, directly or indirectly: (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than the Buyer) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyer) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than the Buyer) relating to a possible Acquisition Transaction. The Seller or the Company, as applicable, shall promptly notify the Buyer in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the either the Seller or the Company prior to the Closing.

6.9                               280G Waivers and Consent.

(a)                                 Prior to the execution of this Agreement, the Company has obtained a waiver (a “Parachute Payment Waiver”), in a form reasonably acceptable to Buyer, from each Person who, with respect to the Company, would be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the 280G Approval, and who, with respect to the Company, reasonably might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, pursuant to which Parachute Payment Waiver each such Person will agree, unless the 280G Approval has been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, to waive any and all right or entitlement to the payments, acceleration of vesting and/or other benefits referred to in this Section 6.9(a) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

(b)                                 No later than four (4) days after the date of this Agreement, the Company will submit to Seller for a vote all such waived payments in a manner such that, if such vote is adopted by the stockholders in a manner which satisfies Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, no payment or benefit received by such “disqualified individual” would be a “parachute payment” for purposes of Section 280G of the Code (the “280G Approval”). The taking of any such vote to obtain the 280G Approval, including all materials and information that are provided to shareholders in connection with such vote, shall comply with applicable laws and prior to the Closing Date, the Company shall deliver to Buyer evidence that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 6.9 and that either (i) 280G Approval was obtained, or (ii) 280G Approval was not obtained, and as a consequence, the parachute payments subject to the Parachute Payment Waivers shall not be made or provided.

(c)                                  In connection with the foregoing, the Company shall as soon as practicable, but in any event no later than two (2) days, after the date of this Agreement, provide to Buyer (i) parachute payment calculations prepared by the Company or its advisors and (ii) a form of Parachute Payment Waiver and the disclosure documents to be provided to its stockholders in pursuit of the 280G Approval, subject to Buyer’s review and Buyer’s comments which shall be reasonably considered by the Company prior to seeking the 280G Approval.

6.10                        Closing Financial Statements.

(a)                                 The Company shall, and the Seller shall cause the Company to, engage its auditors to perform an audit of the year-end financial statements of the Company required pursuant to Regulation S-X under the Exchange Act to be included in SEC filings to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement and shall use commercially reasonable efforts to provide Buyer, as promptly as practicable after the date hereof and, if possible, prior to November 30, 2016, with the audited and unaudited financial statements, including interim financial statements, of the Company required pursuant to Regulation S-X under the Exchange Act to be included in SEC filings to be filed by the Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement, together with a report on such year-end financial statements from the independent accountants for the Company (collectively, the “Closing Financial Statements”), prepared from the books and records of the Company and in accordance with GAAP consistently applied and the rules and regulations of the SEC, including the requirements of Regulation S-X and the Public Company Accounting Oversight Board Rules, and which present fairly in all material respects the financial position and results of operations of the Company.  Notwithstanding the foregoing, the Seller shall use commercially reasonable efforts to provide Buyer the Closing Financial Statements no later than December 31, 2016.

(b)                                 The Company and the Seller shall use their commercially reasonable efforts during the pre-Closing period and, with respect to the Seller, after the Closing to cooperate with the Buyer to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X.

(c)                                  Buyer shall pay for all fees, costs and expenses of the Company’s auditors in connection with the audit of the Closing Financial Statements.

6.11                        No Dissolution of Seller.  From the date of this Agreement until the later of (i) the date that is eighteen (18) months following the Closing and (ii) the resolution of any claims for indemnification under Section 9.2(a) that are outstanding at such time, the Seller shall maintain good standing under the Laws of the State of Delaware, with full power and authority to conduct its business, and the Seller shall not liquidate or dissolve.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATION
OF BUYER TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction by the Company and the Seller, or waiver by Buyer, on or before the Closing Date, of the following conditions:

7.1                               Representations, Warranties and Covenants.  The representations and warranties made by the Company and the Seller in this Agreement that are qualified by materiality, Company Material Adverse Effect or similar materiality qualifier shall be true and correct in all respects as of the date of this Agreement and the Closing Date, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct in all respects as of such date).  The representations and warranties made by the Company and the Seller in this Agreement that are not qualified by materiality, Company Material Adverse Effect or similar materiality qualifier shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date).  The Company and the Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  The Company shall have delivered to Buyer a certificate signed on behalf of the Company by its Chief Executive Officer and dated the Closing Date stating that the foregoing conditions specified in this Section 7.1 have been satisfied.

7.2                               Consents.  All third party notices, consents, waivers, approvals or authorizations set forth on Schedule 7.2 shall (a) have been delivered, obtained or made by the Company, and (b) be in a form reasonably acceptable to Buyer.

7.3                               Corporate Certificate.  The Company shall have delivered to Buyer (a) a certificate, dated not more than five (5) Business Days prior to the Closing Date, of the Delaware Secretary as to its good standing, and (b) certificates, dated not more than five (5) Business Days prior to the Closing Date, as to its good standing from each foreign jurisdiction in which it is qualified to conduct business as a foreign corporation.

7.4                               Certificate of Secretary.  (i) the Company shall have delivered to Buyer a certificate of its Secretary, dated as of the Closing Date, certifying as to (a) its certificate of incorporation, as in effect on and as of the Closing Date, certified by the Delaware Secretary (b) its bylaws, as in effect on and as of the Closing Date, (c) the resolutions of its board of directors authorizing and approving the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, and (d) the incumbency of the officers of the Company executing documents executed and delivered in connection herewith and (ii) the Seller shall have delivered to Buyer a certificate of its Secretary, dated as of the Closing Date, certifying as to (a) the consent of the Seller Equityholders pursuant to the Required Joinder Agreements authorizing and approving the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby and (b) the resolutions of its board of managers authorizing and approving the execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby.

7.5                               Equityholder Indemnitor Certificate.  The Seller shall have delivered to Buyer a certificate signed on behalf of the Seller by its Chief Executive Officer and dated the Closing Date setting forth the Pro Rata Share for each Equityholder Indemnitor (the “Equityholder Indemnitor Certificate”).

7.6                               Offer Letter.  Neither the Offer Letter nor the acceptance of employment with Buyer by the Key Employee shall have been revoked or terminated and the Key Employee shall not have otherwise indicated his intention not to commence employment with Buyer following the Closing Date.

7.7                               Consulting Agreements.  None of the Consulting Agreements or the acceptances of a consulting position with Buyer by each Key Consultant shall have been revoked or terminated and none of the Key Consultants shall have otherwise indicated his or her intention not to provide the services outlined in the applicable Consulting Agreement to Buyer following the Closing Date.

7.8                               Equityholder Indemnitor Joinder.  Equityholder Indemnitors shall have delivered to Buyer the Required Joinder Agreements.

7.9                               Non-Solicitation Agreements.  Each of the Seller and Equityholder Indemnitors shall each have executed and delivered to Buyer a non-solicitation agreement substantially in the form attached hereto as Exhibit E.

7.10                        Litigation.  The consummation of the transactions contemplated by this Agreement shall not be prohibited by any Order or Law.  There shall not be pending or threatened Litigation challenging this Agreement, or the transactions contemplated hereby.

7.11                        Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

7.12                        Stock Power.  Buyer shall have received a Stock Power in the form attached hereto as Exhibit A, together with the stock certificate evidencing the Shares, duly executed by the Seller and transferring the Shares to the Buyer.

7.13                        Repayment of Company Indebtedness; Termination of Financing Statements.  The elements of Company Indebtedness set forth on Schedule 1.5(f) shall have been repaid in full and Buyer shall have received (i) payoff letters in a commercially reasonable form with respect to Company Indebtedness which letters shall provide for the release of all Liens relating to Company Indebtedness following satisfaction of the terms contained in such payoff letters; and (ii) executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a Lien in any assets of the Company as of the Closing Date terminating any and all such Lien and evidence reasonably satisfactory to Buyer that all Liens on assets of the Company shall have been released prior to or shall be released simultaneously with the Closing shall be delivered to Buyer.

7.14                        Termination of Seller Rights.  Any preemptive rights or redemption rights of the Seller shall have been terminated or waived, effective as of, and contingent upon, the Closing.

7.15                        FIRPTA Certificate.  The Seller shall have delivered to Buyer a properly executed statement, issued pursuant to Treasury Regulations Section 1.1445-2(b)(2), certifying that it is not a “foreign person”, substantially in the form attached hereto as Exhibit G.

7.16                        Resignations.  Buyer shall have received letters of resignation from each of the Company’s directors and officers.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATION
OF SELLER AND THE COMPANY TO CLOSE

The obligation of Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction by Buyer, or waiver by Seller and the Company, on or before the Closing Date, of the following conditions:

8.1                               Representations, Warranties and Covenants.  The representations and warranties made by Buyer in this Agreement that are qualified by materiality, material adverse effect or similar materiality qualifier shall be true and correct in all respects as of the date of this Agreement and the Closing Date other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct in all respects as of such date).  The representations and warranties made by Buyer in this Agreement that are not qualified by materiality, material adverse effect or similar materiality qualifier shall be true and correct in all material respects as of the date of this Agreement and the Closing Date other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date).  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Buyer shall have delivered to the Company a certificate signed on behalf of Buyer, dated as of the Closing Date stating that the foregoing conditions specified in this Section 8.1 have been satisfied.

8.2                               Corporate Certificates.  Buyer shall have delivered a copy of its (i) certificate of incorporation, as in effect on and as of the Closing Date, certified by the Delaware Secretary and (ii) a certificate, as of the most recent practicable date, of the Delaware Secretary as to its good standing.

8.3                               Certificate of Secretary.  Buyer shall have delivered to the Company a certificate of its Secretary, dated as of the Closing Date, certifying as to (a) its bylaws, as in effect on and as of the Closing Date, (b) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, and (c) the incumbency of its officers executing documents executed and delivered in connection herewith.

8.4                               Litigation.  The consummation of the transactions contemplated by this Agreement shall not be prohibited by any Order or Law.  There shall not be pending or threatened Litigation challenging this Agreement, or the transactions contemplated hereby.

ARTICLE 9

INDEMNIFICATION

9.1                               Survival.  Except in the case of fraud or intentional breach or for the representations and warranties set forth in Section 2.2 (Capitalization), 2.5 (Noncontravention),

2.12 (Intellectual Property), 2.14(b) (Material Agreements), 2.23 (Company Brokers), 3.4 (Non-Contravention), 4.3 (Noncontravention), 5.3 (Noncontravention), 5.5 (Broker’s Fee) and 5.6 (Capitalization) (collectively, the “Relevant Representations”), none of the representations and warranties contained in or made pursuant to this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Closing.  The Relevant Representations and the covenants and agreements of each Party contained in this Agreement shall survive the execution and delivery hereof and the consummation of the Closing hereunder, subject to the limitations set forth in Section 9.5.

9.2                               Obligation of the Seller and Equityholder Indemnitors to Indemnify.  After the Closing Date, the Seller shall, and the Equityholder Indemnitors in accordance with their respective Pro Rata Shares shall, severally and not jointly, indemnify, defend and hold harmless Buyer and its respective Affiliates, partners, members, managers, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses resulting from, based upon or relating to:

(a)                                 any misrepresentation or breach of any Relevant Representation of the Seller, the Company or the Seller Representative contained in or made pursuant to ARTICLE 2, ARTICLE 3 or ARTICLE 4 of this Agreement or the certificates delivered to Buyer pursuant to the last sentence of Section 7.1 and Section 7.4 (without giving effect to any limitations or qualifications as to materiality, Company Material Adverse Effect or similar materiality qualifier contained therein, except for the “Company Material Adverse Effect” qualification contained in Section 2.9(a) (Absence of Changes));

(b)                                 any failure to perform any covenant or agreement of the Seller, Seller Representative or the Company contained in this Agreement; and

(c)                                  any and all errors or inaccuracies related to either (i) the calculation of each Equityholder Indemnitor’s Pro Rata Shares as provided to Buyer by Seller in the Equityholder Indemnitor Certificate or (ii) the amount of distributions paid to any of the Seller Equityholders from the proceeds of the Purchase Price.

9.3                               Obligation of Buyer to Indemnify.  After the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its respective Affiliates, partners, members, managers, officers, employees, agents and representatives (collectively, the “Company Indemnified Parties”) from and against all Losses resulting from, based upon or relating to:

(a)                                 any misrepresentation or breach of any Relevant Representation of Buyer contained in or made pursuant to ARTICLE 5 of this Agreement (without giving effect to any limitations or qualifications as to materiality, material adverse effect or similar materiality qualifier contained therein); or

(b)                                 any failure to perform any covenant or agreement of Buyer contained in this Agreement or any closing certificate delivered by Buyer herewith.

9.4                               Satisfaction of Indemnification Claims.  Subject to Section 9.5, any valid claim by Buyer Indemnified Parties for Losses under Section 9.2 will be paid by Seller and/or the Equityholder Indemnitors (severally and not jointly) by wire transfer, check or other method acceptable to Buyer, and, to the extent paid by the Equityholder Indemnitors, based on each Equityholder Indemnitor’s Pro Rata Share; provided that the Buyer may also by giving notice in writing to the Seller Representative offset Losses which relate to such claims from any Milestone Payment otherwise due.  Any claim by the Seller Representative on behalf of the Company Indemnified Parties for Losses under Section 9.3 shall be payable by Buyer in cash, by wire transfer, check or other method acceptable to the Seller Representative.

9.5                               Limitation on Indemnification.  Except in the case of fraud or intentional breach the obligations of each Party to indemnify another Party shall be subject to the following limitations:

(a)                                 Time Limitations on Claims.  No indemnification shall be payable pursuant to Sections 9.2(a) or 9.3(a) following the date that is eighteen (18) months following the Closing Date, except that indemnification for claims based on any inaccuracy or breach of the representations made in (i) Sections 2.2 (Capitalization), 2.23 (Company Brokers), 3.6 (Brokers), 5.5 (Broker’s Fee) and 5.6 (Capitalization), shall survive until the expiration of the longest statute of limitations applicable to the claim (taking into account any tolling periods) plus 60 (sixty) days and (ii) 2.12 (Intellectual Property), shall survive until the three-year anniversary of the Closing Date (such claims collectively, the “Excepted Claims”).  As used in this Section 9.5(a), “statute of limitations” does not mean the three (3) year statute of limitations applicable to a claim for breach of contract.

(b)                                 Threshold on Losses.  No indemnification shall be payable pursuant to Section 9.2(a) or Section 9.3(a):

(i)                                    unless with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) for indemnification under such Section, such claim (or series of related claims) involves Losses in excess of $20,000; and

(ii)                                unless and until the aggregate claims for Losses indemnifiable under such Section exceed $600,000 (the “Deductible”), after which Buyer Indemnified Parties or the Company Indemnified Parties, as applicable, shall be entitled to indemnification for only such Losses in excess of such amount.

(c)                                  Ceiling on Claims for Losses.

(i)                                    Except for Losses incurred as a result of an Excepted Claim (other than a claim based on any inaccuracy or breach of the representations and warranties made in or pursuant to Section 2.12 (Intellectual Property)), the maximum aggregate liability of the Seller and Equityholder Indemnitors (with respect to the Equityholder Indemnitors, as a group, severally and in accordance with their respective Pro Rata Share) for indemnification under Section 9.2(a) (including, for the avoidance of doubt, claims based on any inaccuracy or breach of the representations and warranties made in or pursuant to Section 2.12 (Intellectual Property) that are subject to the limitation set forth in clause (x) of the following proviso) shall not exceed an amount equal to $15,000,000; provided, that, the maximum aggregate liability of the Seller and Equityholder Indemnitors (with respect to the Equityholder Indemnitors, as a group, severally and in accordance with their respective Pro Rata Share) for indemnification for claims based on any inaccuracy or breach of the representations and warranties made in or pursuant to (x) Sections 2.12 (Intellectual Property) shall not exceed an amount equal to $10,000,000 and (y) Section 2.14(b) (Material Agreements) shall not exceed an amount equal to $5,000,000.

(ii)                                The maximum aggregate liability of the Seller and Equityholder Indemnitors (with respect to the Equityholder Indemnitors, as a group, severally and in accordance with their respective Pro Rata Share) for Losses (i) incurred as a result of Excepted Claims (other than a claim based on any inaccuracy or breach of the representations and warranties made in or pursuant to Section 2.12 (Intellectual Property)) or (ii) claims for indemnification under Section 9.2(b)-(c), together with all other claims payable hereunder, shall not exceed an amount equal to the sum of the Closing Cash Purchase Price and the dollar value at the time of payment of the Milestone Payments paid by Buyer.

(iii)                            The maximum aggregate liability of the Buyer for Losses under Section 9.3(a) and Section 9.3(b) shall not exceed the sum of the Closing Cash Purchase Price and the dollar value at the time of payment of the Milestone Payments paid by Buyer.

(d)                                 Disclaimer of Certain Damages.  In no event shall any Party be responsible or liable for any Losses that are incidental, consequential, special, punitive, exemplary, or damages determined as a multiple of income or revenue, in each case except to the extent such damages are payable to a third party.

(e)                                  Insurance Recovery; Mitigation.  The amount of any Losses incurred by a Party shall be reduced by the net amount of any insurance payments such Party or any Affiliate is entitled to receive under any insurance policy as a result of any Loss upon which such claim is based, provided that the amount deemed to be paid under such insurance policies shall be net of (x) the deductible for such policies and (y) the present value of any increase in the premium for such policies arising from such Losses. Each Party shall take reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

(f)                                   No Duplication.  Any Loss for which indemnification is sought pursuant to this ARTICLE 9 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement, or matter for resolution by the Independent Accountant pursuant to Section 1.9(b).  Without limiting the foregoing, the Buyer Indemnified Parties shall not be entitled to any indemnification with regard to any matter to the extent such matter was taken into account in determining Company Indebtedness or Transaction Expenses, in each case, as finally determined under this Agreement.

9.6                               Assertion of Claims.

(a)                                 Notice of Claim.  Promptly after receipt of notice of any Losses for which indemnification may be sought hereunder, the Party seeking indemnification (either in respect of its own Losses or on behalf of another Person) (the “Indemnitee”) shall give written notice thereof to the Notified Party, demanding payment of an indemnification claim arising under Section 9.2 or 9.3, as the case may be (a “Demand”).  Such Demand shall describe in reasonable detail the nature of the claim, an estimate (to the extent then known) of the amount of Losses attributable to such claim and the basis of Indemnitee’s request for indemnification under this Agreement.  No delay on the part of Indemnitee in notifying a Notified Party shall relieve any Party from any obligation hereunder except to the extent such Party shall have been materially harmed or adversely prejudiced by such Party’s failure to give such notice.

(b)                                 Response to a Demand.  A Notified Party may reply to a Demand made under Section 9.6(a) hereof by written notice given to Indemnitee which notice shall state (i) whether such Notified Party agrees or disagrees that the claim asserted by Indemnitee is a valid claim under this Agreement, (ii) whether such Notified Party agrees or disagrees with respect to the amount of the Losses in such Demand, specifying the amount of the agreement and the disagreement and (iii) if such Notified Party disagrees with either the validity of such claim or the amount of such Losses, the basis for such disagreement.  Subject to Sections 9.4 and 9.5, if (A) a Buyer Indemnified Party is the Indemnitee or (B) the Seller or Equityholder Indemnitors are the Indemnitee, and in either case the Notified Party does not give the Indemnitee a notice within sixty (60) days after receipt of the Demand (the “Indemnity Notice Period”) disputing such Demand or gives notice that such Demand is uncontested, then, the Seller and the Equityholder Indemnitors in accordance with their respective Pro Rata Shares (severally and not jointly), or Buyer, as applicable, shall deliver payment to the Indemnitee in cash an amount equal to the value of the Losses stated in the Demand within fifteen (15) days of the earlier of the expiration of such Indemnity Notice Period or notice that the Demand is uncontested.  If the notice from the Notified Party admits that a portion of the Demand is a valid claim under Section 9.2 or 9.3 of this Agreement, as applicable, and the remaining portion of the Demand is disputed, the Seller and/or the Equityholder Indemnitors in accordance with their respective Pro Rata Shares (severally and not jointly), or Buyer, as applicable, shall pay to the Indemnitee in cash an amount equal to the value of the Losses as are allocable to mutually agreed upon Losses within the fifteen (15) days of the earlier of the expiration of such Indemnity Notice Period or notice that the Demand is uncontested, and the disputed portion of such Demand shall be resolved in accordance with Section 9.6(c).

(c)                                  Disputed Claims.  If the notice given by the Notified Party as provided in Section 9.6(b) hereof disputes all or part of the claim or claims asserted in the Demand by Indemnitee or the amount of Losses thereof within the Indemnity Notice Period (a “Disputed Claim”), then, to the extent of the disputed portion of the Demand, the Demand shall be treated as a Disputed Claim.  The Parties shall make a reasonable good faith effort to resolve any Disputed Claim for a period of thirty (30) days following the Indemnity Notice Period.

(d)                                 Third Party Claims.  Promptly after receipt of any assertion of Losses by any third party (“Third Party Claims”) that might give rise to any Losses for which indemnification may be sought pursuant to Section 9.2 or 9.3, the Party seeking indemnification in respect of such Third Party Claim (either in respect of its own Losses or on behalf of another Person) (the “Third Party Claimant”) shall promptly give written notice of such Third Party Claim (a “Notice of Third Party Claim”) to either Buyer or the Seller Representative, as applicable (each, a “Third Party Notified Party”), which Notice shall state (i) the nature, basis and facts giving rise to such Third Party Claim, (ii) the specific representation(s), warranty(ies) or covenant(s) with respect to which such Third Party Claim is made, and (iii) the amount of Losses or an estimated amount thereof.  Such Notice of Third Party Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading that may have been served, any written demand or any other relevant document or instrument.  Notwithstanding the foregoing, the failure to provide notice as aforesaid to any Third Party Notified Party will not relieve such Party from any liability which they may have to another Party under this Agreement or otherwise except to the extent such Party shall have been materially harmed or adversely prejudiced by such Party’s failure to give such notice.

(e)                                  Defense of Third Party Claims.  Any Third Party Notified Party may elect to defend any Third Party Claim with counsel of his, her or its own choosing, reasonably acceptable to the Third Party Claimant, within thirty (30) days after receipt of the Notice of Third Party Claim by the Third Party Claimant (the “Election to Defend”), and shall act reasonably and in accordance with his, her or its good faith business judgment in handling such Third Party Claim, provided that no Third Party Claim may be settled without the consent of the Third Party Claimant (unless such settlement provides the Persons entitled to indemnification in connection therewith an unconditional release of all liability in connection with such Third Party Claim and does not require such Persons to admit to any wrongdoing), which shall not be unreasonably withheld or delayed, and provided further that prior to the Third Party Notified Party assuming control of such defense it shall first (i) acknowledge and agree in writing that, subject to Section 9.5, it is responsible hereunder to the Third Party Claimant for Losses arising from such claim (without limitation, defense or offset, unless expressly provided for herein) and (ii) give written assurance to the Third Party Claimant of the Third Party Notified Party’s financial capacity to defend such third party claim and provide indemnification as required hereby.  If a Third Party Notified Party chooses not to defend any Third Party Claim by failure to deliver on a timely basis the Election to Defend, the Third Party Claimant may defend against such Third Party Claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate, and thereafter seek indemnification pursuant to this ARTICLE 9 for Losses resulting from such Third Party Claim.  Notwithstanding anything to the contrary in this Section 9.6(e), the Third Party Notified Party shall not have the right to assume the defense of any Litigation against the Third Party Claimant if (i) such Litigation is a criminal investigation or proceeding; (ii) such Litigation principally involves any other investigation or inquiry by any Governmental Entity; (iii) the Third Party Claimant shall have one or more equitable defenses available to it which are different from or in addition to those available to the Third Party Notified Party, and, in the reasonable opinion of counsel to the Third Party Claimant, no counsel for the Third Party Notified Party could adequately represent the interests of the Third Party Claimant because such interests could be in conflict with those of the Third Party Notified Party; (iv) such Litigation is reasonably likely to impose a material adverse effect on the Business and or the business of the Buyer; (v) such Litigation is reasonably likely to exceed the applicable limitation set forth in Section 9.5(c)(i); or (vi) if the Third Party Notified Party is not conducting the defense in an active and diligent manner.  In the event that the Third Party Notified Party is not entitled to assume the defense of the Litigation in accordance with this Section 9.6(e), the Third Party Claimant shall have the right to undertake the defense of such Litigation at the expense and for the account of the Third Party Notified Party in accordance with this Section 9.6(e); provided that, the Third Party Claimant shall not settle any Third Party Claim without the consent of the Third Party Notified Party, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event the Third Party Notified Party assumes the defense of the Litigation in accordance with this Section 9.6(e), the Third Party Claimant shall at all times have the right to fully participate in such defense at its own expense directly or through counsel.  Each Party shall make available to each other Party and their respective counsel and accountants all books and records and information relating to any Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third Party Claim.

9.7                               Tax Treatment.  The Parties agree for purposes of Tax reporting to treat all payments made by or deemed to be made by a Party under this ARTICLE 9 as adjustments to the Purchase Price paid by Buyer hereunder.

9.8                               Exclusivity.  The indemnities set forth in this ARTICLE 9 shall be the exclusive remedies of the Parties for any misrepresentation, breach of warranty or nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof; provided, however, nothing in this Section 9.8 (or otherwise in this Agreement) shall limit the Buyer Indemnified Parties’ (i) right to specific performance in accordance with Section 12.16; (ii) rights and remedies (whether for damages, specific performance or otherwise) pursuant to the terms of any other agreements enter into in conjunction with this Agreement (other than this Agreement); or (iii) rights or remedies in the event of fraud or intentional breach.

9.9                               No Circular Recovery.  Neither the Seller nor any Equityholder Indemnitor will be entitled to make any claim for indemnification against the Buyer Indemnified Parties (including, after the Closing, the Company) by reason of the fact that such person was a controlling person, director, employee or representative of the Company or any of its Affiliates or was serving as such for another person at the request of the Company or any of its Affiliates (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, governing documents, contractual obligation or otherwise) with respect to any claim brought by the Buyer Indemnified Parties against any Equityholder Indemnitor relating to this Agreement or any of the transactions contemplated hereby that is determined to be an indemnifiable Loss in accordance with the terms and conditions of this ARTICLE 9.  With respect to any claim brought by the Buyer Indemnified Parties against any person relating to this Agreement and any of transactions contemplated hereby, the Seller and each Equityholder Indemnitor, pursuant to the execution and delivery of the Joinder Agreement, will be deemed to waive any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such person pursuant to this ARTICLE 9 as of such date.

9.10                        Reliance on Representations and Warranties.  The Buyer shall be entitled to rely on the representations, warranties and covenants made by the Seller or the Company in this Agreement or any certificate delivered pursuant hereto for all purposes hereunder, including any provisions of ARTICLE 9, and such representations, warranties and covenants shall in no event be affected by any investigation, inquiry or examination made by the Buyer, the knowledge of the Buyer or any of its agents or representatives, or the acceptance by the Buyer of any certificate hereunder.

9.11                        Subrogation.  Upon payment of any amount pursuant to any claim for indemnification hereunder, the indemnifying party shall be subrogated, to the extent of such payment, to all of the indemnified party’s rights of recovery against any third party with respect to the matters to which such claim for indemnification relates.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1                        Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)                                 by mutual written consent of the Parties;

(b)                                 by either the Company, the Seller or Buyer by written notice to the other, if the Closing Date shall not have occurred on or before December 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach of a representation or warranty or intentional failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

(c)                                  by Buyer by written notice to Seller and the Company, if, at any time prior to the Closing, Seller or the Company materially breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in ARTICLE 7, and (B) cannot be or has not been cured by the Outside Date after written notice of such breach is given by Buyer; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 8.1 not being satisfied;

(d)                                 by either the Company or Seller by written notice to the Buyer, if, at any time prior to the Closing, the Buyer materially breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in ARTICLE 8, and (B) cannot be or has not been cured by the Outside Date after written notice of such breach is given by the Company or Seller; provided, however, that neither Seller nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(d) if either Seller or the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 7.1 not being satisfied;

(e)                                  by either the Company, Seller or Buyer, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such injunction or other action shall have become final and non-appealable, or if there shall by any Law that makes consummation of the transactions contemplated hereby illegal, it being agreed that the parties hereto shall use their commercially reasonably efforts to promptly appeal any adverse determination that is appealable and diligently pursue such appeal; or

(f)                                   by Buyer if the Equityholder Indemnitors have not delivered the Required Joinder Agreements to Buyer within five days after the execution of this Agreement.

10.2                        Effect of Termination.  If this Agreement is terminated as provided in this ARTICLE 10, this Agreement shall forthwith become void and have no effect, without liability on the part of the Parties and their respective directors, officers, members or stockholders, except that, (a) this ARTICLE 10 (Termination) and ARTICLE 12 (Miscellaneous) shall survive, and (b) no such termination shall relieve any Party from liability by reason of any intentional breach by such Party of any of its representations, warranties, covenants or other agreements contained in this Agreement.  Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 12.16 (Enforcement) in lieu of terminating this Agreement pursuant to Section 10.1.

10.3                        Amendment.  This Agreement may be amended at any time after execution of this Agreement by a written instrument signed by Buyer and the Seller Representative.

10.4                        Waiver.  At any time prior to the Closing Date, either the Company or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other Parties or (b) waive compliance with any of the agreements of the other Parties or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

ARTICLE 11

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“2013 and 2014 Financial Statements” has the meaning set forth in Section 2.7.

“Acceleration Event” has the meaning set forth in Section 1.4(e).

“Accredited Equityholders” means in connection with any Milestone Payment, the Seller Equityholders listed in the applicable Consideration Notice that, within five (5) Business Days of the date of the delivery of such Consideration Notice, executes and delivers to the Buyer an

Accredited Investor Questionnaire that indicates that such Seller Equityholder is an accredited investor and that Buyer in its sole discretion determines is, in fact, an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

“Acquisition Transaction” means any transaction involving:  (a) the sale, license, disposition or acquisition of all or a material portion of the Business or assets; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Adjusted Closing Cash Purchase Price” has the meaning set forth in Section 1.3.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds more than 50% of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds more than 50% of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, manager or officer of such Person.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Anti-Corruption/AML Laws” has the meaning set forth in Section 2.24(a).

“Bank Accounts” has the meaning set forth in Section 2.26.

“Biogen Agreement” means that certain Research Collaboration and License Agreement by and between Arsia Therapeutics, Inc. and Biogen MA Inc. dated as of December 11, 2015.

“BLA” means a Biologics License Application as described in Title 21 of the U.S. Code of Federal Regulations, Part 600-680, that is filed with the FDA in order to gain the FDA’s approval to commercialize a pharmaceutical product in the United States.

“BLA Milestone” has the meaning set forth in Section 1.4(a).

“Business” means the production of high-concentration, sub-cutaneous and/or low-viscosity drug products, including through the research and development of a proprietary library of viscosity-reducing agents, in each case as currently conducted by the Company.

“Business Day” means any day of the year on which national banking institutions in New York City, New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the recitals to this Agreement.

“Buyer 2014 Equity Plan” has the meaning set forth in Section 5.6.

“Buyer Acceleration Event” means, other than a Sale of Buyer, the sale, lease or transfer of all or substantially all of the equity interests or business of the Company (provided that any individual license or collaboration agreements with a Third Party shall not in and of itself be considered a sale, lease or transfer of all or substantially all of the business of the Company), whether by themselves or together with other assets of Buyer.

“Buyer Common Stock” means the Buyer’s Common Stock, par value $0.001 per share.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Key Executive” has the meaning set forth in the definition of Executive Acceleration Event.

“Buyer Preferred Stock” has the meaning set forth in Section 5.6.

“Buyer SEC Documents” has the meaning set forth in Section 5.7.

“Buyer Trading Price” means (i) in the case of the issuance of the Closing Consideration Shares at Closing, the average of the closing sale prices per share of Buyer Common Stock as reported on The NASDAQ Stock Market (or other national exchange upon which the Buyer Common Stock is then listed) for the thirty (30) trading days prior to the Closing Date and (ii) in the case of any Milestone Payment, the average of the closing sale prices per share of Buyer Common Stock as reported on The NASDAQ Stock Market (or other national exchange upon which the Buyer Common Stock is then listed) for the thirty (30) trading days prior to the date such Milestone is achieved or consummated, as applicable, and the thirty (30) trading days including and following the date such Milestone is achieved or consummated, as applicable.  In the event that the (i) Buyer Common Stock is no longer listed on The NASDAQ Stock Market or another national exchange (whether as a result of a merger of Buyer into another Person, the acquisition of Buyer or otherwise) and (ii) the common stock of Buyer’s acquirer or successor-in-interest is listed on The NASDAQ Stock Market or other national exchange, then such common stock shall be deemed to be Buyer Common Stock for the purposes of this agreement, including calculating the Buyer Trading Price.

“Cash” means cash of the Company determined in accordance with GAAP (including the amount of any received but uncleared checks, drafts and wires issued prior to such time, but reduced by the amount of cash necessary to cover all overdrafts and all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company but have not cleared their respective bank or other accounts), but only to the extent that it is unrestricted and otherwise freely available for use by the Company for general operating purposes and therefore will exclude any cash which is not freely usable by the Buyer because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

“Cash Amount” means the Cash of the Company as reflected on the Closing Date Balance Sheet.

“Cause” shall consist of any of the following: (i) the Buyer Key Executive’s neglect of or failure to perform his substantial duties or obligations to the Buyer in any material respect, including the Buyer Key Executive’s material breach of his employment agreement with Buyer, after prior written notice by the board of directors of the Buyer to the Buyer Key Executive specifically identifying the manner in which the Buyer’s board of directors believes that the Buyer Key Executive has not performed his substantial duties and a period of not less than thirty days to cure such breach, if capable of being cured; (ii) any willful misconduct having the effect of materially injuring the reputation, business or business relationships of the Buyer; (iii) Buyer Key Executive’s conviction of or plea of guilty or of nolo contendere to any crime or ‘offense involving money or other property of the Buyer, or an offense involving moral turpitude or a fraudulent act; (iv) the Buyer Key Executive’s conviction of or plea of guilty or nolo contendere to or acceptance of deferred adjudication or judgment to any crime (whether or not involving the Buyer) constituting a felony in the jurisdiction involved; (v) any breach of a fiduciary duty prohibiting self-dealing by the Buyer Key Executive to improperly secure any personal profit or gain in connection with the business of the Buyer; or (vi) the entry of an order of a court or securities regulatory or self-regulatory body which enjoins or otherwise sanctions or limits or restricts the performance by the Buyer Key Executive under his employment agreement with the Buyer, due to misconduct by the Buyer Key Executive.

“CERCLA” has the meaning set forth in Section 2.22(b).

“Certificates” has the meaning set forth in Section 1.5(e).

“Change of Control Payment” means (a) any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, officer, employee or consultant thereof, including pursuant to any employment agreement, benefit plan or any other contractual obligation, including any Taxes of the Company payable on or triggered by any such payment and (b) without duplication of any other amounts included within the definition of Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Entity or other Person under any Law or agreement, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

“CI Recipient(s)” has the meaning set forth in 12.5(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash Purchase Price” has the meaning set forth in Section 1.3.

“Closing Consideration Shares” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.9(b).

“Closing Financial Statements” shall have the meaning set forth in Section 6.10.

“Closing Share Recipients” has the meaning set forth in Section 1.5(c).

“Closing Statement” has the meaning set forth in Section 1.9(b).

“COBRA” has the meaning set forth in Section 2.19(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.2(a).

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Assets” has the meaning set forth in Section 2.11(a).

“Company Balance Sheet” has the meaning set forth in Section 2.7.

“Company Balance Sheet Date” has the meaning set forth in Section 2.7.

“Company Board Approval” has the meaning set forth in Section 2.4(b).

“Company Financial Statements” has the meaning set forth in Section 2.7.

“Company Indebtedness” means the Indebtedness of the Company.

“Company Indebtedness Purchase Price Adjustment” has the meaning set forth in Section 1.9(c)(ii).

“Company Indemnified Parties” has the meaning set forth in Section 9.3.

“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by or licensed by the Company, including but not limited to the Registered Intellectual Property.

“Company Interim Balance Sheet Date” has the meaning set forth in Section 2.7.

“Company Interim Financial Statements” has the meaning set forth in Section 2.7.

“Company Material Adverse Effect” means any circumstance, change in, or effect on, the Business that (x) has been, or reasonably could be expected to be, materially adverse to the Business, results of operations, assets or financial condition of the Company taken as a whole or (y) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Company to perform its obligations under this Agreement or consummate the transactions hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect:  any circumstance, change in, or effect on, the Business relating to (a) any action taken or not permitted to be taken pursuant to the express terms and conditions of this Agreement (or omitted to be taken) or taken or requested not to be taken at the express direction or with the express consent of Buyer, (b) general business or economic conditions, (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (d) the financial, banking or securities markets (including the disruption thereof and any decline in the price of any security or market index or any change in prevailing interest rates) in general, (e) any changes in GAAP or any Law or interpretation, enforcement, implementation or application of the foregoing, (f) changes in conditions generally applicable to the industry in which the Company operates, (g) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, (h) any natural or man-made disaster or acts of God or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that in the case of clauses (b), (c), (d), (e) or (f) above, that the Company is not disproportionately affected thereby as compared to other businesses in the industry in which the Company operates.

“Company Organizational Documents” has the meaning set forth in Section 2.1.

“Company Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the collection, storage, disclosure, and transfer of any Personal Information; and (b) any Company employee information.

“Company Technology” means any Know-How generated or developed (whether solely by the Company or jointly with any other Person) or Controlled by the Company relating to the delivery of high-concentration, low-viscosity drug products.

“Confidential Information” has the meaning set forth in 12.5(a).

“Confidentiality Agreement” has the meaning set forth in Section 1.4(c).

“Consulting Agreements” has the meaning set forth in the fourth WHEREAS clause.

“Contract” shall mean any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Controlled” means, with respect to any Know-How, the possession (whether by ownership or license) by the Company of the ability to grant to another party a license or access as to such Know-How, without violating the terms of any agreement or other arrangement with any Third Party by which the Company is bound.

“Covered” means (a) with respect to a Patent Right, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently prosecuted, and/or (b) with respect to Know-How, such Know-How was actually used in the Exploitation of the product.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Demand” has the meaning set forth in Section 9.6(a).

“Disclosure Schedule” has the meaning set forth in the recitals to ARTICLE 2.

“Disputed Claim” has the meaning set forth in Section 9.6(c).

“Election to Defend” has the meaning set forth in Section 9.6(e).

“EMA” means the European Medicines Agency, or any successor agency or authority thereto.

“Employee Plans” has the meaning set forth in Section 2.19(a).

“Environmental Contaminant” means Hazardous Materials, or any other pollutants, contaminants, toxic or constituent substances, radioactive substances, materials or special wastes, polychlorinated biphenyls, or any other substance or material, in each case regulated by applicable Environmental Laws.

“Environmental Laws” means any federal, state, local or foreign Laws, Orders, Permits, requirements and final governmental determinations pertaining to the protection of human health and safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including CERCLA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. § 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. § 301 et seq. (insofar as it regulates employee exposure to Hazardous Substances), and any state or local statute of similar effect; and including any laws relating to protection of human health and safety or the environment which regulate the use of biological agents or substances including medical or infectious wastes as any such laws have been amended.

“Equity Consideration” has the meaning set forth in Section 1.3(a).

“Equityholder Indemnitor Certificate” has the meaning set forth in Section 7.5.

“ERISA” has the meaning set forth in Section 2.19(a).

“ERISA Affiliate” means any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company under Section 414 of the Code.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.9(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.9(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Acceleration Event” means Scott Tarriff (the “Buyer Key Executive”) (i) is no longer Chief Executive Officer of Buyer due to a termination without Cause or for Good Reason and other than as a result of death or incapacity and (ii) no longer serves as chairman or vice chairman of Buyer’s board of directors.

“Expense Holdback” has the meaning set forth in Section 1.8(b).

“Exploit” means to research, develop, make, use, offer for sale, sell, import, have imported, export, have exported or otherwise exploit, or transfer possession of or title in, a product.  Cognates of the word “Exploit” shall have correlative meanings.

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“FFDCA” means the U.S. Food, Drug, and Cosmetic Act, as amended or replaced.

“FSE List” has the meaning set forth in Section 2.24(b).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“GLP Milestone” has the meaning set forth in Section 1.4(a).

“GLP Toxicology Studies” means toxicology studies, conducted on a Product in accordance with GLP, that are intended to assess the onset, severity, and duration of toxic effects of the Product, their dose dependency and degree of reversibility (or irreversibility), as well as local tolerance studies.

“Good Laboratory Practice” or “GLPs” means the applicable then-current standards for laboratory activities for pharmaceuticals or biological, as applicable, as set forth in the FFDCA, 21 U.S.C. §§ 301 et seq., and any regulations or guidance documents promulgated thereunder (as amended).

“Good Reason” means the following: (a) the failure of the Buyer to promptly pay to the Buyer Key Executive any undisputed compensation owed to him under his employment agreement with Buyer; (b) any reduction in the Buyer Key Executive’s employee benefits or bonus opportunity, other than a reduction or change made generally to the employee benefits or bonus opportunity for all senior executives or as a result of an impairment in the Buyer’s finances; (c) the Buyer’s material diminution in the Buyer Key Executive’s duties, title, authority, or responsibilities, including failure to name or elect the Buyer Key Executive as a member of the Board, without Buyer Key Executive’s consent; (d) the Buyer’s assignment to the Buyer Key Executive of duties that are inconsistent with the duties stated in this employment agreement with the Buyer; (e) a material breach by the Buyer of any provision of the Buyer Key Executive’s employment agreement with the Buyer; (f) requiring the Buyer Key Executive to relocate as a result of moving the Buyer Key Executive’s offices outside the greater New York City metropolitan area; or (g) the delivery by the Buyer of a written notice under the Buyer Key Executive’s employment agreement with the Buyer electing not to further extend the employment agreement; provided that any breach, act, or omission by the Buyer will not constitute Good Reason if, to the extent curable, such breach, act, or omission is cured to the reasonable satisfaction of the Buyer Key Executive within 30 days of the Buyer Key Executive providing the Buyer with a notice of termination.

“Government Contract” means any contractual agreement of any kind, between the Company, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any higher-tier subcontractor of a Governmental Entity in its capacity as a subcontractor, on the other hand.  Unless otherwise indicated, task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Governmental Entity” means any federal, state, regional, provincial, county, city, municipal, whether foreign or domestic, court, arbitrator or other tribunal, or governmental, regulatory, legislative or administrative body.

“Hazardous Materials” means (a) any chemicals, materials, waste (human, animal or otherwise) or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “contaminants,” “toxic chemicals,” “toxins,” “hazardous chemicals,” “extremely hazardous substances,” “pesticides,” “oil” or related materials as defined in any applicable Environmental Law, or (b) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, radon, and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law.

“IND” means an Investigational New Drug Application filed with the FDA for human clinical testing of a drug or any foreign equivalent thereof.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (including earn out obligations), (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of such person or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all (i) equipment leases and (ii) other obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) accrued interest, fees and charges in respect of any Indebtedness, (h) prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness, (i) all expenses related to annual employee bonuses and similar compensation to the extent accrued, and (j) all indebtedness of others referred to in clauses (a) through (i) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, or otherwise to assure a creditor against loss.

“Indemnified D&O Party” means any individual who served as an officer or director of the Company at any time prior to the Closing Date.

“Indemnitee” has the meaning set forth in Section 9.6(a).

“Indemnity Notice Period” has the meaning set forth in Section 9.6(b).

“Independent Accountant” means BDO USA, LLP.

“Infringe” or “Infringement” means any infringement as determined by applicable law, including direct infringement, contributory infringement, vicarious infringement or any inducement to infringe.

“Insurance Policies” has the meaning set forth in Section 2.13.

“Intellectual Property Rights” means all U.S. and foreign: (a) patents and patent applications, including continuations, divisionals, renewals, extensions, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (b) trademarks, service marks, trade names, logos, service names, brand names and trade dress rights, whether registered or unregistered, and all registrations and applications to register any of the foregoing with any agency or authority; (c) copyrights, whether registered or unregistered, and all applications, registrations and renewals thereof, works of authorship, and mask work rights; (d) internet domain name registrations, and applications therefor; (e) inventions, technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, creations, discoveries, improvements, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, including all confidential formulae, processes, know-how, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and all descriptions thereof; and (f) any similar or equivalent rights to any of the foregoing (anywhere in the world).

“IRS” shall mean the United States Internal Revenue Service.

“Key Consultant” means each of Robert Langer, Alexander Klibanov and Amy Schulman.

“Key Employee” means Charles Wescott.

“Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, formulae, algorithms, formulations, procedures, systems, processes, discoveries, improvements, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical material.

“knowledge of the Company” or “to the knowledge of the Company” has the meaning set forth in ARTICLE 2.

“Laws” means all U.S. federal, state, municipal or local or foreign laws, statutes, ordinances, codes, rules, regulations, policies, and Orders or any other similar legal requirements of any Governmental Entity having the force or effect of law.

“Leased Real Property” has the meaning set forth in Section 2.11(b).

“Leases” has the meaning set forth in Section 2.11(b).

“Liabilities” means any and all debts, liabilities, Losses, obligations or commitments of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or to become due, secured or unsecured, or disputed or undisputed, including those arising under any Laws, Litigation or Order, whether or not of a kind required by GAAP to be set forth on a financial statement or the notes thereto.

“Liens” means any mortgage, pledge, security interest, restriction on the right to sell or dispose (and in the case of securities, vote), attachment, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any civil, criminal or administrative action, any governmental or regulatory proceedings or other action, suit, arbitration, mediation, claim, demand, complaint, right of recovery, investigation, notice of violation or proceeding, whether at law or at equity, before or by any arbitrator, mediator, court or other Governmental Entity.

“Losses” means all losses, liabilities, damages, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing.

“MAA” means a Marketing Authorization Application that is filed with the EMA in order to gain the EMA’s approval to commercialize a pharmaceutical product in the European Union.

“Material Agreements” means the Biogen Agreement and each of the invention and non-disclosure agreements, offer letters, consulting agreements and non-competition and non-solicitation agreements set forth on Section 2.14(a) of the Disclosure Schedule.

“Milestone Termination Date” has the meaning set forth in Section 1.4(a).

“Notice of Third Party Claim” has the meaning set forth in Section 9.6(d).

“Notified Party” means (a) in the case of a claim for indemnification brought by the Seller Representative on behalf of a Company Indemnified Party, Buyer, and (b) in the case of a claim for indemnification brought by a Buyer Indemnified Party, the Seller Representative.

“Offer Letter” has the meaning set forth in the fourth WHEREAS clause.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Governmental Entity or arbitrator.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Parties” has the meaning set forth in the recitals to this Agreement.

“Patent Milestone” has the meaning set forth in Section 1.4(a).

“Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, restorations, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing.

“Patents” means any Patent Right contained in Intl. Publ. No. WO2015/038818.

“Permits” has the meaning set forth in Section 2.21.

“Permitted Liens” means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums not yet due and payable and not otherwise in default, (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of the Business and do not materially detract from the value of the property upon which such encumbrance exists, (d) liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established, and with respect to each of clauses (a) through (d), none of which would materially impair Buyer’s operation of the Business.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Personal Information” shall mean all information regarding or capable of being associated with an individual, natural person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), and (b) any other data which constitutes “personal data” under applicable Laws, including but not limited to the European Data Protection Directive 95/46, its local law implementations and/or any EU directive (including local implementations) or regulation succeeding the European Data Protection Directive 95/46.  Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person.  Personal Information includes information in any form, including paper, electronic and other forms.

“Phase 1 Clinical Trial” means any human clinical trial of a Product that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

“Polaris” means Polaris Venture Partners VI, L.P. and Polaris Venture Partners Founders’ Fund VI, L.P.

“Post-Closing Tax Period” means any taxable year or portion thereof that begins after the Closing Date.

“Potential Buyer” means any Person (excluding Buyer or its designees) who has received confidential information of the Company in connection with an actual or potential solicitation, proposal or offer to (i) enter into a merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (ii) acquire the beneficial ownership of any equity interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, or (iii) license or transfer all of or a material portion of the assets of the Company, or any preliminary indication of interest in any such transaction.

“Prior Actions” has the meaning set forth in Section 2.6(b).

“Pro Rata Share” means, with respect to each Equityholder Indemnitor, the percentage set forth opposite each Equityholder Indemnitor’s name on the Equityholder Indemnitor Certificate.

“Product” means (a) any pharmaceutical compound Covered by a Valid Claim, (b) any Collaboration Subcutaneous Product as defined in the Biogen Agreement and (c) any pharmaceutical product that is Covered by Company Technology.

“Purchase Price” has the meaning set forth in Section 1.3.

“Purchase Price Adjustment” has the meaning set forth in Section 1.9(c).

“Registered Intellectual Property” means all Company Owned Intellectual Property that are the subject of a pending application or an issued patent, trademark, copyright, domain name or other similar registration formalizing exclusive rights that are registered or currently applied for under the name of, the Company.

“Release” has the meaning specified in CERCLA.

“Relevant Representations” has the meaning set forth in Section 9.1.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Residuals” has the meaning set forth in 12.5(c).

“Resolution Period” has the meaning set forth in Section 1.9(b).

“Restricted Parties” has the meaning set forth in Section 2.24(b).

“Safety Milestone” has the meaning set forth in Section 1.4(a).

“Sale of Buyer” means (a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of fifty percent (50%) or more of the total voting power of the capital stock of Buyer entitled to vote in the election of directors (directly or through the acquisition of such capital stock of any direct or indirect parent company of Buyer); (b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Buyer and its subsidiaries, taken as a whole, to any Person other than a direct or indirect wholly-owned subsidiary of Buyer; or (c) the approval of any plan or proposal for the winding up or liquidation of Buyer.

“SDN List” has the meaning set forth in Section 2.24(b).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the Laws promulgated thereunder from time to time in effect.

“Seller Common Units” means the Seller’s Common Units.

“Seller Equityholders” means collectively, Seller Unit Holders and holders of other securities or rights convertible into Seller Units.

“Seller Preferred Units” means the Seller Series A Preferred Units and the Seller Series A-1 Preferred Units.

“Seller Representative” has the meaning set forth in the recitals to this Agreement.

“Seller Series A Preferred Units” means Seller’s Series A Preferred Units.

“Seller Series A-1 Preferred Units” means Seller’s Series A-1 Preferred Units.

“Seller Unit Holders” means a holder of Seller Units immediately prior to the Closing.

“Seller Units” means Seller Preferred Units and Seller Common Units.

“Shares” means all of the shares of the Company’s Common Stock currently issued and outstanding.

“SSI List” has the meaning set forth in Section 2.24(b).

“Successful Completion of GLP Toxicology Studies” means the completion of GLP Toxicology Studies for a Product in which the results (a) are sufficient to permit dosing of a human patient in a Phase 1 Clinical Trial, (b) demonstrate adequate absolute bioavailability and relative bioavailability in animal models compared to the applicable listed drug and (iii) demonstrate acceptable local tolerance.  For clarity, filing of an IND with the FDA for a Product shall constitute Successful Completion of GLP Toxicology Studies.

“Tax” or “Taxes” has the meaning set forth in Section 2.10.

“Tax Return” has the meaning set forth in Section 2.10.

“Third Party Claimant” has the meaning set forth in Section 9.6(d).

“Third Party Claims” has the meaning set forth in Section 9.6(d).

“Third Party Notified Party” has the meaning set forth in Section 9.6(d).

“Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to the extent such costs, fees and expenses are in excess of $175,000 and are payable or reimbursable by the Company, including (to the extent in excess of $175,000 in the aggregate), (a) all fees and expenses payable with respect to brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (b) the fees and expenses of Hughes Hubbard & Reed LLP, counsel to the Company and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred and (c) all Change of Control Payments.

“Transaction Expenses Purchase Price Adjustment” has the meaning set forth in Section 1.9(c)(ii).

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Valid Claim” means a claim of any issued and unexpired patent or patent application within the Patents and that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed.

ARTICLE 12

MISCELLANEOUS

12.1                        Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by nationally recognized overnight courier services, sent by facsimile transmission or electronic mail or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, the next day if sent by an overnight courier service, when sent if sent by facsimile transmission or electronic mail with delivery confirmation or, if mailed, two (2) days after the date of deposit in the United States mail, as follows:

If to Buyer, or, following the Closing, the Company to:	John LaRocca
Executive Vice President and General Counsel
Eagle Pharmaceuticals, Inc.
50 Tice Boulevard, Suite 315
Woodcliff Lake, NJ 07677
Facsimile:
Telephone:
Email:

With a copy to:	Cooley LLP
Attn: Miguel J. Vega and Marc Recht
500 Boylston Street
Boston, Massachusetts 02116-3736
Facsimile:
Telephone:
Email:

If to the Seller, or, prior to the Closing, the Company:	Arsia Therapeutics, LLC
c/o Polaris Partners
One Marina Park Drive, 10th Floor
Boston, MA 02210
Attn: Amy Schulman
Telephone:
Facsimile:
E-mail:

With copies to:	Hughes Hubbard & Reed LLP
Attn: Chuck Samuelson
One Battery Park Plaza
New York, NY 10004-1482
Telephone:
Facsimile:
E-mail:

If to the Seller Representative:	Amy Schulman
Polaris Partners
One Marina Park Drive, 10th Floor
Boston, MA 02210
Telephone:
Facsimile:
E-mail:

With a copy to:	Hughes Hubbard & Reed LLP
Attn: Chuck Samuelson
One Battery Park Plaza
New York, NY 10004-1482
Telephone:
Facsimile:
E-mail:

Any Party may by notice given in accordance with this Section 12.1 to the other Parties designate another address or Person for receipt of notices hereunder.

12.2                        No Third Party Beneficiaries.  Except as otherwise provided in Section 12.4, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, provided however that the provisions of ARTICLE 9 concerning indemnification are intended for the benefit of the Company Indemnified Parties and Buyer Indemnified Parties.

12.3                        Tax Matters.  The following provisions shall govern the allocation between Buyer and the Company, on the one hand, and the Seller, the Equityholder Indemnitors and the Seller Representative, on the other hand, of responsibility for certain Tax matters following the Closing Date:

(a)                                 Each of Buyer and the Seller Representative (on behalf of the Seller and the Equityholder Indemnitors) shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns with respect to the Company and any Tax proceeding with respect to Taxes of the Company or the Seller.  Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to the preparation of any such Tax Return or to any such Tax proceeding.

(b)                                 All transfer, excise, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Buyer, and Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (with the out-of-pocket cost of the preparation of such Tax Returns to be paid in the same manner as the underlying Transfer Taxes).

12.4                        Directors and Officers Indemnification.

(a)                                 Buyer agrees to fulfill and honor the obligations of the Company in effect on the date of this Agreement pursuant to (i) any indemnification provisions of the Company Organizational Documents; and (ii) each indemnification agreement in effect between the Company and each Indemnified D&O Party.

(b)                                 The obligations of Buyer and the Company under this Section 12.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified D&O Party without the consent of such affected Indemnified D&O Party (it being expressly agreed that the Indemnified D&O Parties to whom this Section 12.4 applies shall be third-party beneficiaries of this Section 12.4, each of whom may enforce the provisions of this Section 12.4).

(c)                                  In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 12.4.

12.5                        Confidentiality; Potential Buyers.

(a)                                 In connection with the transactions contemplated by this Agreement, each of the Seller, Seller Representative and the Equityholder Indemnitors (each a “CI Recipient” and, collectively, the “CI Recipients”), severally and not jointly, covenants individually on its, his or her own behalf to keep confidential all information and materials of the Company or Buyer as reasonably designated by Buyer as confidential at the time of disclosure thereof (the “Confidential Information”); provided, however, that, the CI Recipients may disclose such Confidential Information to their respective Representatives who need to have such Confidential Information to consummate the transactions contemplated by this Agreement, so long as such Representatives agree to keep such Confidential Information confidential on substantially similar terms and such CI Recipient remains liable for the breach of such agreement by such Person.  Notwithstanding anything to the contrary contained in this Section 12.5, none of the CI Recipients shall be required to maintain as confidential any Confidential Information which:

(i)                                    is now, or hereafter becomes, through no act or failure to act on the part of such CI Recipient that would constitute a breach of this Section 12.5, known or available to the public;

(ii)                                is hereafter furnished to such CI Recipient by a third party, who, to the knowledge of such CI Recipient, is not under obligations of confidentiality with respect to such information;

(iii)                            is disclosed with the written approval of Buyer;

(iv)                             is required to be disclosed by Law; provided, however, that, such disclosure shall be limited to the extent so required or compelled and provided, further, however,

that the CI Recipient required to disclose such confidential information and material shall give Buyer notice of such disclosure (to the extent legally permissible) and cooperate with Buyer in seeking suitable protection; or

(v)                                 is pursuant to or in connection with any legal proceeding involving the CI Recipient, the Company or Buyer; provided that the disclosing CI Recipient shall cooperate with the Buyer in limiting public disclosure.

(b)                                 Each of the CI Recipients acknowledges that Buyer and its Affiliates may be irreparably damaged if the Confidential Information possessed or hereafter acquired by the CI Recipient relating to the Company or Buyer (including the terms of this Agreement and other agreements entered into in connection herewith, all other information regarding the financial condition, results of operations and prospects, and customer and supplier lists, pricing and terms relating to the Business and any information received pursuant to Section 1.4) were disclosed to or utilized on behalf of others.  Accordingly, each of the CI Recipients shall not and shall cause it Representatives to not, directly or indirectly:

(i)                                    disclose to any Person, firm, corporation or other business entity any non-public information concerning the Business or any of the terms of any of this Agreement or the other agreements entered into in connection herewith, for any reason or purpose whatsoever, except that the CI Recipient may disclose any such information to their respective Representatives as may be necessary in connection with enforcing, determining or complying with the rights and obligations of this Agreement, so long as such Representatives agree to keep such information confidential on substantially similar terms and such CI Recipient remains liable for the breach of such agreement by such Person; or

(ii)                                make use of any such non-public information for such CI Recipient’s or its Representative’s own purpose or for the benefit of any Person (other than Buyer);

provided, that the foregoing obligations in clause (b) above shall not apply with respect to any Confidential Information which: (A) is now, or hereafter becomes, through no act or failure to act on the part of such CI Recipient that would constitute a breach of this Section 12.5, known or available to the public; (B) is hereafter furnished to such CI Recipient by a third party, who, to the knowledge of such CI Recipient, is not under obligations of confidentiality with respect to such information; (C) is disclosed with the written approval of Buyer; (D) is required to be disclosed by Law; provided, however, that, such disclosure shall be limited to the extent so required or compelled and provided, further, however, that the CI Recipient required to disclose such confidential information and material shall give Buyer notice of such disclosure (to the extent legally permissible) and cooperate with Buyer in seeking suitable protection; or (E) is pursuant to or in connection with any legal proceeding involving the CI Recipient, the Company or Buyer; provided that the disclosing CI Recipient shall cooperate with the Buyer in limiting public disclosure.

(c)                                  No CI Recipient shall have breached its, his or her obligations hereunder due to such CI Recipient’s use of Residuals. The term “Residuals” shall mean Confidential Information that is in nontangible or abstract form (i.e., not digital, written or other documentary form, including tape or disk), which is retained in the memories of a CI Recipient who has had access to such Confidential Information, and where the source of such Confidential Information has become remote (e.g., as a result of the passage of time or the CI Recipient’s subsequent exposure to information of a similar nature from another source without any breach of any confidentiality obligation hereunder) such that the CI Recipient in good faith can no longer specifically identify such Confidential Information’s source and that the CI Recipient in good faith believes is not Confidential Information.

(d)                                 The Company shall prepare a written notice to each Potential Buyer in form and substance acceptable to Buyer, which shall include a request for such Potential Buyer to immediately destroy or return to the Company any confidential information of the Company, for distribution immediately following the Closing.

12.6                        Public Announcements.  At or promptly following each of the execution of this Agreement and the Closing, the Buyer may issue a press release announcing the Closing in form and substance reasonably acceptable to the Seller and the Company.  Prior to such publication of such initial press release, the Seller Representative and Buyer shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval by the Seller Representative and Buyer.  Any Party may also issue such other press releases, and make such other timely disclosures regarding the Closing, as it determines after consultation with legal counsel, are required under applicable Laws (including the rules of The NASDAQ Stock Market).

12.7                        Fees and Expenses.  Buyer, on the one hand, and Seller, the Company and the Equityholder Indemnitors, on the other, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Joinder Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, accountants and other advisors; provided that the Company and Buyer shall each pay 50% of all filing fees incurred in connection with obtaining any necessary or appropriate governmental approvals.

12.8                        Entire Agreement.  This Agreement (including the Exhibits, Annexes and Schedules hereto), the Joinder Agreement and any collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

12.9                        Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of  Delaware.

12.10                 Binding Effect; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement is not assignable without the prior written consent of the other Parties; provided, however, that the Buyer may assign this Agreement (i) to any Affiliate of the Buyer, (ii) to a third party that acquires all or substantially all of the assets or capital stock of the Buyer, or (iii) to the Buyer’s lenders in connection with the provision of collateral.

12.11                 Article, Section Headings, Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  Unless otherwise specified, all references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement.  The Exhibits, Annexes and Schedules are a part of this Agreement as if fully set forth herein.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and means “including without limitation” and the word “or” is not exclusive.

12.12                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Counterparts may be exchanged by facsimile, pdf or other electronic format.

12.13                 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

12.14                 Submission to Jurisdiction; Waiver.  Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or assigns shall be brought and determined in the courts of the State of Delaware or the United States Federal Courts located in Wilmington, Delaware, and each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.15                 Waiver Of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

12.16                 Enforcement.  The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that in addition to other remedies the other Parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court in the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

12.17                 Retention of Counsel.  In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Seller Representative shall not be precluded from retaining Hughes Hubbard & Reed LLP (“HHR”) to represent it in such matter by virtue of their representation of the Company in connection with this Agreement, and Buyer, for itself and the Company and for its and such respective Persons’ Affiliates, successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by HHR to the Seller Representative in connection with any such representation of any fact known to HHR arising by reason of HHR’s prior representation of the Company, even though the interests of the Seller Representative may be directly adverse to Buyer, the Company or any of their respective subsidiaries; provided, however the foregoing is not a waiver of any other conflict that might exist.  Buyer, for itself and the Company and for its and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Company and HHR made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of any of the Company and HHR and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Seller Representative and HHR and belongs solely to the Seller Representative and may be controlled only by the Seller Representative and shall not pass to or be claimed by Buyer and the Company in any dispute between them and neither Buyer nor any Person purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company, and not the Seller Representative.  This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession.

12.18                 No Recourse or Personal Liability.  Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the persons and entities that are expressly named as Parties hereto.  Except as set forth in the preceding sentence, Buyer acknowledges that no recourse under this Agreement shall be had against any current or former director, officer, employee, of the Company or of any Affiliate or assignee thereof (other than the Company, the Seller Representative and the Equityholder Indemnitors) whether in their capacity as such or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, for any obligation of the Company under this Agreement or any documents or instruments delivered in connection with this Agreement.

12.19                 Release.  By executing this Agreement, and effective as of the Closing, the Seller and each of the Equityholder Indemnitors (by execution of the Joinder Agreement), on behalf of itself and its controlled Affiliates, releases and forever discharges the Buyer and its Affiliates (including the Company) and their respective directors, officers, stockholders, members, employees, agents, representatives and assigns from any and all Losses, which such Seller or Equityholder Indemnitor now has, has ever had or may hereafter have against the Company arising from acts, omissions, events or circumstances occurring on or prior to the Closing, including for contribution or indemnification; provided, that nothing contained herein shall release any obligation of any such Person (i) hereunder, (ii) subject to Section 9.9, with respect to the right of Seller or the Equityholder Indemnitors or any Affiliate thereof to make a claim under any pre-Closing policy of insurance or agreements of the Company which provides indemnification to the directors or officers of the Company in their capacities as such directors or officers or (iii) with respect to any compensation or benefits owed the Equityholder Indemnitors that has been accrued for under the Closing Date Balance Sheet.

12.20                 Time of the Essence.  Time is of the essence of this Agreement.

12.21                 Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

BUYER:

EAGLE PHARMACEUTICALS, INC.

By:	/s/ Scott Tarriff
	Name:	Scott Tarriff
	Title:	Chief Executive Officer

SELLER:

ARSIA THERAPEUTICS, LLC

By:	/s/ Amy Schulman
	Name:	Amy Schulman
	Title:	Chief Executive Officer

COMPANY:

ARSIA THERAPEUTICS, INC.

By:	/s/ Amy Schulman
	Name:	Amy Schulman
	Title:	Chief Executive Officer

THE SELLER REPRESENTATIVE:

/s/ Amy Schulman
Amy Schulman

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE STOCK PURCHASE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits and Annexes

Exhibit A	Form of Stock Power
Exhibit B	Form of Consulting Agreement
Exhibit C	Form of Offer Letter
Exhibit D	Form of Joinder Agreement
Exhibit D-1	Form of Joinder Agreement for Closing Share Recipients
Exhibit E	Form of Non-Solicitation Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Form of Confidentiality Agreement

Annex I	Closing Share Recipients
Annex II	Closing Balance Sheet Sample Calculations
Annex III	Form of Invention and Non-Disclosure Agreement

Arsia Therapeutics, Inc. - Disclosure Schedule

Schedule 1.5(f)	Company Indebtedness
Schedule 2.1	Organization and Standing; Officers and Directors
Schedule 2.2	Capitalization
Schedule 2.3	Subsidiaries
Schedule 2.5	Noncontravention
Schedule 2.6	Litigation
Schedule 2.7	Financial Statements
Schedule 2.8	Undisclosed Liabilities
Schedule 2.9	Absence of Changes
Schedule 2.10(e)	Taxes
Schedule 2.11	Property and Assets
Schedule 2.12	Intellectual Property
Schedule 2.13	Insurance
Schedule 2.14	Material Agreements
Schedule 2.15	Loans and Advances
Schedule 2.17(c)	Government Contracts
Schedule 2.18	Employee Relations
Schedule 2.19	Employee Plans
Schedule 2.21	Permits
Schedule 2.23	Company Brokers
Schedule 2.25	Transactions with Affiliates
Schedule 2.26	Bank Accounts
Schedule 7.2	Consents

Arsia Therapeutics, LLC - Disclosure Schedule

Schedule 3.2	Seller Authorization
Schedule 3.3	Property and Assets
Schedule 3.4	Non-Contravention
Schedule 3.5	Capitalization
Schedule 3.6	Brokers
Schedule 3.7	Transactions with Affiliates

Eagle Pharmaceuticals, Inc. will furnish supplementally a copy of any omitted exhibit, annex, or schedule to the Securities and Exchange Commission upon request, provided however that Eagle Pharmaceuticals, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended, for any schedule so furnished.